                                                                     Exhibit 2.1


                         AGREEMENT AND PLAN OF MERGER



                                 BY AND AMONG

                        NEWBRIDGE NETWORKS CORPORATION

                           SATURN ACQUISITION CORP.

                                      AND

                       STANFORD TELECOMMUNICATIONS, INC.



                           Dated as of June 22, 1999

                               TABLE OF CONTENTS

                                                                                     Page
                                                                                     ----
ARTICLE I -- THE MERGER.............................................................    2
 1.1   The Merger...................................................................    2
 1.2   Closing; Effective Time......................................................    2
 1.3   Effects of the Merger........................................................    2
 1.4   Certificate of Incorporation; Bylaws.........................................    2
 1.5   Directors and Officers of the Surviving Corporation..........................    3

ARTICLE II -- CONVERSION OF SHARES..................................................    3
 2.1   Conversion of Stock..........................................................    3
 2.2   Stel Options; Stock Purchase Plan............................................    5
 2.3   Exchange of Stel Stock Certificates..........................................    7
 2.4   Lost, Stolen or Destroyed Certificates.......................................    8
 2.5   Tax Consequences.............................................................    9

ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF STEL...............................    9
 3.1   Organization, Etc............................................................    9
 3.2   Authority Relative to This Agreement.........................................   10
 3.3   No Violations, Etc...........................................................   10
 3.4   Board Recommendation.........................................................   11
 3.5   Fairness Opinion.............................................................   11
 3.6   Capitalization...............................................................   12
 3.7   SEC Filings..................................................................   12
 3.8   Financial Statements.........................................................   13
 3.9   Absence of Undisclosed Liabilities...........................................   13
 3.10  Absence of Changes or Events.................................................   13
 3.11  Capital Stock of Subsidiaries................................................   15
 3.12  Litigation...................................................................   15
 3.13  Insurance....................................................................   16
 3.14  Contracts and Commitments....................................................   16
 3.15  Labor Matters; Employment and Labor Contracts................................   18
 3.16  Compliance with Laws.........................................................   18
 3.17  Government Contracts.........................................................   19
 3.18  Intellectual Property Rights.................................................   22
 3.19  Accounts Receivable; Inventories.............................................   24
 3.20  Order Backlog................................................................   24
 3.21  Product and Service Warranties...............................................   25
 3.22  Taxes........................................................................   25
 3.23  Employee Benefit Plans; ERISA................................................   27
 3.24  Environmental Matters........................................................   30
 3.25  Officer's Certificate as to Tax Matters......................................   34
 3.26  Affiliates...................................................................   34
 3.27  Finders or Brokers...........................................................   34
 3.28  Registration Statement; Proxy Statement/Prospectus...........................   34
 3.29  Title to Property............................................................   34

                                                                                     Page
                                                                                     ----
 3.30  Year 2000 Compliance.........................................................   35

ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF NEWBRIDGE
              AND MERGER SUB........................................................   35
 4.1   Organization, Etc............................................................   36
 4.2   Authority Relative to This Agreement.........................................   36
 4.3   No Violations, Etc...........................................................   37
 4.4   Capitalization...............................................................   37
 4.5   Registration Statement; Proxy Statement/Prospectus...........................   37
 4.6   SEC Filings..................................................................   38
 4.7   Compliance with Laws.........................................................   38
 4.8   Financial Statements.........................................................   38
 4.9   Absence of Undisclosed Liabilities...........................................   39
 4.10  Absence of Changes or Events.................................................   39
 4.11  Litigation...................................................................   39

ARTICLE V -- COVENANTS..............................................................   39
 5.1   Conduct of Business During Interim Period....................................   39
 5.2   No Solicitation..............................................................   41
 5.3   Access to Information........................................................   43
 5.4   Special Meeting; Registration Statement; Board Recommendation................   44
 5.5   Commercially Reasonable Efforts..............................................   46
 5.6   Public Announcements.........................................................   46
 5.7   Notification of Certain Matters..............................................   47
 5.8   Indemnification..............................................................   47
 5.9   Affiliate Agreements.........................................................   48
 5.10  NYSE Listing.................................................................   49
 5.11  Resignation of Directors and Officers........................................   49
 5.12  Form S-8.....................................................................   49
 5.13  SEC Filings..................................................................   49
 5.14  Employee Matters.............................................................   50
 5.15  Termination of Stel Purchase Plan............................................   50
 5.16  Stock Option Agreement.......................................................   51
 5.17  Technology Option Agreement..................................................   51
 5.18  Non-core Asset Sale..........................................................   51
 5.19  Assumption of Options........................................................   51
 5.20  Transitional Contract-Manufacturing Arrangement..............................   51
 5.21  Stel IP Rights...............................................................   51

ARTICLE VI --CONDITIONS TO THE OBLIGATIONS OF EACH PARTY............................   52
 6.1   Registration Statement.......................................................   52
 6.2   Stockholder Approval.........................................................   52
 6.3   Listing of Additional Shares.................................................   52
 6.4   Government Clearances........................................................   52
 6.5   Statute or Decree............................................................   52

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
ARTICLE VII -- CONDITIONS TO THE OBLIGATIONS OF STEL AND NEWBRIDGE..................   53
 7.1   Additional Conditions To The Obligations Of Stel.............................   53
 7.2   Additional Conditions To The Obligations Of Newbridge And Merger Sub.........   53

ARTICLE VIII -- TERMINATION.........................................................   55
 8.1   Termination..................................................................   55
 8.2   Notice of Termination; Effect of Termination.................................   57
 8.3   Fees and Expenses............................................................   58

ARTICLE IX -- MISCELLANEOUS.........................................................   59
 9.1   Amendment and Modification...................................................   59
 9.2   Waiver of Compliance; Consents...............................................   59
 9.3   Survival; Investigations.....................................................   59
 9.4   Notices......................................................................   59
 9.5   Assignment; Third Party Beneficiaries........................................   60
 9.6   Governing Law................................................................   61
 9.7   Counterparts.................................................................   61
 9.8   Severability.................................................................   61
 9.9   Interpretation...............................................................   61
 9.10  Entire Agreement.............................................................   61
 9.11  Definition of "law"..........................................................   61
 9.12  Rules of Construction........................................................   61

                         AGREEMENT AND PLAN OF MERGER


     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of June 22, 1999 by and among Newbridge Networks Corporation, a Canadian corporation ("Newbridge"), Saturn Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Newbridge ("Merger Sub"), and Stanford Telecommunications, Inc., a Delaware corporation ("Stel"), with respect to the following facts:

     A. The respective boards of directors of Newbridge, Merger Sub and Stel have approved and declared advisable the merger of Merger Sub with and into Stel (the "Merger"), upon the terms and subject to the conditions set forth herein, and have determined that the Merger and the other transactions are fair to, and in the best interests of, their respective stockholders.

     B. Pursuant to the Merger, among other things, the outstanding shares of Stel Common Stock, $.01 par value ("Stel Common Stock"), will be converted into Common Shares of Newbridge ("Newbridge Common Stock"), at the rate set forth herein.

     C. For United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     D. Simultaneously with the execution and delivery of this Agreement and as a condition and inducement to Newbridge's and the Merger Sub's willingness to enter into this Agreement, Newbridge is entering into a Stock Option Agreement dated the date hereof in the form of Exhibit A (the "Stock Option Agreement")
                                     ---------
with Stel, pursuant to which Stel is granting to Newbridge the right and option to purchase shares of Stel Common Stock from Stel equal to up to 19.9% of issued and outstanding Stel Common Stock.

     E. Simultaneously with the execution and delivery of this Agreement and as a condition and inducement to Newbridge's and the Merger Sub's willingness to enter into this Agreement, Newbridge is entering into the Wireless Broadband Products Technology License Option Agreement in the form of Exhibit B (the
                                                            ---------
"Technology Option Agreement") with Stel.

     F. Simultaneously with the execution and delivery of this Agreement and as a condition and inducement to Newbridge's and the Merger Sub's willingness to enter into this Agreement, Newbridge is entering into Voting Agreements in the form of Exhibit C with certain directors and officers of Stel in their
        ---------
respective capacities as stockholders of Stel (the "Voting Agreements").

     The parties agree as follows:

                                   ARTICLE I

                                  THE MERGER


     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware General Corporation Law (the "Delaware Law"),
(i) Merger Sub shall be merged with and into Stel, (ii) the separate corporate existence of Merger Sub shall cease, and (iii) Stel shall be the surviving corporation. Stel as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Closing; Effective Time. The closing of the Merger and the other transactions contemplated hereby (the "Closing") will take place at 10:00 a.m., local time, on a date to be specified by the parties (the "Closing Date"), which shall be no later than the first business day after satisfaction or waiver of the conditions set forth in Articles VI and VII, unless another time or date is agreed to by the parties hereto. The Closing shall take place at the offices of Heller Ehrman White & McAuliffe, 525 University Avenue, Palo Alto, California, or at such other location as the parties hereto shall mutually agree. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger substantially in the form of Exhibit D (the "Certificate
                                                   ---------
of Merger") with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the Delaware Law (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger, being the "Effective Time").

     1.3 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware Law. Without limiting the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of Stel and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Stel and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Certificate of Incorporation; Bylaws.

          (a) Subject to Section 5.8, from and after the Effective Time, the certificate of incorporation of Stel, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until changed or amended as provided by law.

          (b) Subject to Section 5.8, from and after the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

     1.5 Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall serve as the initial directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE II

                             CONVERSION OF SHARES

     2.1 Conversion of Stock. Pursuant to the Merger, and without any action on the part of the holders of any outstanding shares of capital stock or other securities of Stel or Merger Sub:

          (a)  As of the Effective Time:

               (i) each share of Stel Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Stel Common Stock to be canceled pursuant to Section 2.1(c)) shall be automatically converted into the right to receive that number of shares (the "Exchange Ratio") of fully paid and nonassessable Newbridge Common Stock that equals U.S. $30.00 divided by the average closing price per share of Newbridge Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Tape on the ten trading days ending on the fifth trading day immediately preceding the Stel Special Meeting (the "Newbridge Closing Value"). Notwithstanding the foregoing, if the Newbridge Closing Value is less than U.S. $24.00, the Exchange Ratio shall be 1.25; provided, however, that, in such event, Newbridge shall have the option (the "Newbridge Adjustment Option"), exercisable by notice to Stel prior to the close of business on the third trading day prior to the Stel Special Meeting, to adjust the Exchange Ratio, to an amount that exceeds 1.25;

               (ii) if the "Non-core Asset Sale" (as defined in Section 5.18) has closed on or prior to the Effective Time, the holder of each share of Stel Common Stock shall have the right to receive for each share of Stel Common Stock, an additional fraction of a share (the "Contingent Value Ratio") of fully paid and nonassessable Newbridge Common Stock as is determined using the following formula:

                                [B + C - D + E]
                                [-------------] divided by V
                                      SS

where,

     "B" equals the lesser of (A) the gross proceeds from the Non-core Asset Sale before deduction of any state and federal income taxes payable on such proceeds (the "Non-core Asset Sale Proceeds") and (B) $173,000,000, minus $102,000,000;

     "C" equals 50% of the greater of (A) the Non-core Asset Sale Proceeds minus $173,000,000 and (B) 0;

     "D" equals 50% of any state and federal income taxes payable on the Non-core Asset Sale Proceeds, based on the applicable rates as determined in good faith by Newbridge;

     "E" equals $625,000;

     "SS" equals the number of shares of Stel Common Stock and Stel Options issued and outstanding immediately prior to the Effective Time (other than shares of Stel Common Stock to be canceled pursuant to Section 2.1(c)); and

     "V" equals the greater of (a) the Newbridge Closing Value and (b) $24.00, unless the Newbridge Adjustment Option is exercised, in which case "V" equals $30.00 divided by the Exchange Ratio;

     in the event that any consideration received from the Non-core Asset Sale is not cash or is affected by some contingency, the parties shall appoint an independent expert in business valuation to calculate the net present value of such consideration, and such amount shall be included in the calculation of the Non-core Asset Sale Proceeds;.

               (iii) if the Non-core Asset Sale has not closed on or prior to the Effective Time, the holder of each share of Stel Common Stock, shall have the right to receive, for each share of Stel Common Stock, one contingent value right ("CVR"), with substantially the terms set forth in the form of Contingent Value Rights Agreement attached hereto as Exhibit E (the "CVR Agreement").
                                          ---------

          (b) As of the Effective Time, each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Stel Common Stock shall cease to have any rights with respect thereto, except the right to receive (i) a certificate (or direct registration) representing the number of whole shares of Newbridge Common Stock into which such shares have been converted (the "Newbridge Stock Certificates"),
(ii) cash in lieu of fractional shares of Newbridge Common Stock in accordance with Section 2.1(f), without interest, and (iii) in the event the Non-core Asset Sale has not closed prior to the Effective Time, a certificate (or direct registration) representing the CVRs (the "CVR Certificates" and, together with the Newbridge Stock Certificates, the "Newbridge Certificates").

          (c) As of the Effective Time, each share of Stel Common Stock held of record immediately prior to the Effective Time by Stel, Merger Sub, Newbridge or any wholly-owned subsidiary of Stel or of Newbridge shall be canceled and extinguished without any conversion thereof.

          (d) As of the Effective Time, each share of Common Stock, $0.01 par value, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be canceled, extinguished and automatically converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value, of the Surviving Corporation. Each certificate evidencing ownership of a number of shares of Merger Sub Common Stock shall be deemed to evidence ownership of the same number of shares of Common Stock, $0.01 par value, of the Surviving Corporation.

          (e) The Exchange Ratio shall be adjusted, or Newbridge shall make appropriate provision, to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Newbridge Common Stock or Stel Common Stock), reorganization, recapitalization or other like change with respect to Newbridge Common Stock or (subject to Section 5.1) Stel Common Stock occurring or having a record date or an effective date on or after the date hereof and prior to the Effective Time.

          (f) No fraction of a share of Newbridge Common Stock will be issued by virtue of the Merger. Instead, each holder of shares of Stel Common Stock who would otherwise be entitled to a fraction of a share of Newbridge Common Stock (after aggregating all fractional shares of Newbridge Common Stock to be received by such holder) shall receive from Newbridge an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Newbridge Fractional Share Value. For the purposes of this Agreement, "Newbridge Fractional Share Value" shall mean the closing price per share of Newbridge Common Stock as reported on the NYSE Composite Tape on the trading day immediately preceding the Effective Time.

          (g) For purposes of this Agreement, (i) the term "Subsidiary", when used with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise) or (B) such Person or any Subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company. For the purposes of this Agreement, the term "Person" means any individual, group, organization, corporation, partnership, joint venture, limited liability company, trust or entity of any kind.

     2.2  Stel Options; Stock Purchase Plan.

          (a) As of the Effective Time, Newbridge shall, to the full extent permitted by applicable law, assume all of the stock options of Stel outstanding immediately prior to the Effective Time under the Stel Stock Plans (as defined below) (the "Stel Options"). For purposes of this Agreement, "Stel Stock Plans" means Stel's 1982 Stock Option Plan, and 1991 Stock Option Plan. Each Stel Option, whether or not exercisable at the Effective Time, shall, to the full extent permitted by applicable law, be assumed by Newbridge in such a manner that it shall be exercisable upon the same terms and conditions as under the Stel Stock Plan pursuant to which it was granted and the applicable option agreement issued thereunder; provided that:

               (i) if the Non-core Asset Sale has closed on or prior to the Effective Time, (A) each such option shall thereafter be exercisable for the number of shares of Newbridge Common Stock (rounded down to the nearest whole share) equal to the product obtained from multiplying the number of shares of Stel Common Stock covered by such option immediately prior to the Effective Time by the sum of the Exchange Ratio and the Contingent Value Ratio and (B) the option price per share of Newbridge Common Stock thereafter shall be equal to the quotient (rounded up to the nearest whole cent) obtained from dividing the option price per share of Stel Common Stock subject to such option in effect immediately prior to the Effective Time by the sum of the Exchange Ratio and the Contingent Value Ratio;

               (ii) if the Non-core Asset Sale does not close on or prior to the Effective Time and a Stel Option is exercised on or prior to the Maturity Date of the CVRs, (A) each option shall be exercisable for (1) the number of shares of Newbridge Common Stock (rounded down to the nearest whole share) equal to the product obtained from multiplying the number of shares of Stel Common Stock covered by such option immediately prior to the Effective Time by the Exchange Ratio and (2) the number of CVRs equal to the number of shares of Stel Common Stock covered by such option immediately prior to the Effective Time and
(B) the option price thereafter shall be equal to the quotient (rounded up the nearest whole cent) obtained from dividing the option price per share of Stel Common Stock subject to such option in effect immediately prior to the Effective Time by the Exchange Ratio; and

               (iii) if the Non-core Asset Sale does not close on or prior to the Effective Time, and a Stel Option is exercised after the Maturity Date of the CVRs, such option shall thereafter be exercisable as described in Section 2.2(a)(i).

Stel Options assumed in the manner described in this Section are referred to in this Agreement as the "Newbridge Exchange Options". Prior to the Effective Time, Stel shall make all adjustments provided for in the Stel Stock plan with respect to the Stel Options to facilitate the implementation of the provisions of this Section 2.2(a).

          (b) All the purchase rights under Stel's 1992 Employee Stock Purchase Plan ("Stel Purchase Plan") shall terminate following the purchase of shares in respect of the Participation Period (as defined in the Stel Purchase Plan) beginning on or about June 30, 1999 and no Participation Period shall be commended thereafter. All funds contributed to the Stel Purchase Plan that have not been used to purchase shares of Stel Common Stock by the termination date of the Stel Purchase Plan shall be returned after such termination date in accordance with Section 8 of the Stel Purchase Plan.


     2.3  Exchange of Stel Stock Certificates.

          (a) At or prior to the Effective Time, Newbridge shall enter into an agreement with a bank or trust company selected by Newbridge to act as the exchange agent for the Merger (the "Exchange Agent").

          (b) At or prior to the Effective Time, Newbridge shall supply or cause to be supplied to or for the account of the Exchange Agent in trust for the benefit of the holders of Stel Common Stock, for exchange pursuant to this
Section 2.3 (i) the Newbridge Stock Certificates issuable pursuant to Section
2.1 to be exchanged for outstanding shares of Stel Common Stock, (ii) cash in an aggregate amount sufficient to make the payments in lieu of fractional shares provided for in Section 2.1(f), and (iii) in the event the Non-core Asset Sale has not closed prior to the Effective Time, the CVR Certificates.

          (c) Promptly after the Effective Time, Newbridge shall mail or shall cause to be mailed to each Holder a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Stel Certificates shall pass, only upon proper delivery of the Stel Certificates to the Exchange Agent) and instructions for surrender of the Stel Certificates. Upon surrender to the Exchange Agent of a Stel Certificate, together with such letter of transmittal duly executed, the Holder shall be entitled to receive in exchange therefor (i) Newbridge Stock Certificates evidencing that number of shares of Newbridge Common Stock issuable to such Holder in accordance with this
Article II; (ii) any dividends or other distributions that such Holder has the right to receive pursuant to Section 2.3(d); (iii) cash in respect of fractional shares as provided in Section 2.1(f); and (iv) in the event the Non-core Asset Sale has not closed prior to the Effective Time, CVR Certificates evidencing that number of CVRs issuable to such Holder in accordance with this Article II, and such Stel Certificate so surrendered shall forthwith be canceled. Such Newbridge Certificates, dividends and other distributions and cash are referred to collectively as the "Exchange Fund." No Newbridge Certificates will be issued to a Person who is not the registered owner of a surrendered Stel Certificate, unless (i) the Stel Certificate so surrendered has been properly endorsed or otherwise is in proper form for transfer, and (ii) such Person shall either (A) pay any transfer or other tax required by reason of such issuance or (B) establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.3, from and after the Effective Time, each Stel Certificate shall be deemed to represent, for all purposes other than payment of dividends, the right to receive a certificate representing the number of full shares of Newbridge Common Stock as determined in accordance with this
Article II,
cash in lieu of fractional shares as provided in Section 2.1(f) and a certificate representing the number of CVRs as determined in accordance with this Article II. For purposes of this Agreement, "Stel Certificate" means a certificate which immediately prior to the Effective Time represented shares of Stel Common Stock, and "Holder" means a person who holds one or more Stel Certificates as of the Effective Time.

          (d) No dividend or other distribution declared with respect to Newbridge Common Stock with a record date after the Effective Time will be paid to Holders of unsurrendered Stel Certificates until such Holders surrender their Stel Certificates. Upon the surrender of such Stel Certificates, there shall be paid to such Holders, promptly after such surrender, the amount of dividends or other distributions, excluding interest, declared with a record date after the Effective Time and not paid because of the failure to surrender Stel Certificates for exchange.

          (e) Any portion of the Exchange Fund which remains undistributed to the former stockholders of Stel for twelve (12) months after the Effective Time shall be delivered to Newbridge, upon demand of Newbridge, and any such former stockholders who have not theretofore complied with this Section 2.3 shall thereafter look only to Newbridge for payment of their claims for Newbridge Common Stock, any cash in lieu of fractional shares of Newbridge Common Stock, any dividends or distributions with respect to Newbridge Common Stock and any CVRs.

          (f) Notwithstanding anything to the contrary in this Agreement, none of the Exchange Agent, Newbridge, the Surviving Corporation nor any party hereto shall be liable to any holder of shares of Stel Common Stock for shares of Newbridge Common Stock or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.4 Lost, Stolen or Destroyed Certificates. In the event that any Stel Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in respect of such lost, stolen or destroyed Stel Certificates, upon the making of an affidavit of that fact by the holder thereof, Newbridge Stock Certificates evidencing the shares of Newbridge Common Stock and CVR Certificates evidencing the CVRs, each as may be required pursuant to Section 2.1, cash in respect of fractional shares, if any, as may be required by Section 2.1(f) and any dividends or distributions payable pursuant to Section 2.3(d); provided, however, that Newbridge may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Stel Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Newbridge or the Exchange Agent with respect to the Stel Certificates alleged to have been lost, stolen or destroyed.

     2.5 Tax Consequences. For United States federal income tax purposes, it is intended by the parties hereto that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF STEL

     Stel makes to Newbridge and Merger Sub the representations and warranties contained in this Article III, in each case subject to the exceptions set forth in the disclosure statement, dated as of the date hereof (the "Stel Disclosure Statement"). The Stel Disclosure Statement shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article III, and the disclosure in any Schedule of the Stel Disclosure Statement shall qualify only the corresponding Section of this Article III.


     3.1  Organization, Etc.

          (a) Each of Stel and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Stel and its Subsidiaries is duly qualified as a foreign Person to do business, and is in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Stel Material Adverse Effect. For the purposes of this Agreement, "Stel Material Adverse Effect" means any change, event or effect that is materially adverse to either (i) the business, operations or assets of Stel's wireless broadband products division or its telecom products components division, or (ii) the general affairs, business, operations, assets, condition (financial or otherwise) or results of operations of Stel and its Subsidiaries taken as a whole.

          (b) Stel is not in violation of any provision of its certificate of incorporation or bylaws. None of Stel's Subsidiaries is in violation of its certificate of incorporation or other charter document or in material violation of its bylaws. Schedule 3.1(b) of the Stel Disclosure Statement sets forth (i) the full name of each Subsidiary of Stel, its capitalization and the ownership interest of Stel and each other Person (if any) therein, (ii) the jurisdiction in which each such Subsidiary is organized, (iii) each jurisdiction in which Stel and each Subsidiary of Stel is qualified to do business as a foreign Person, (iv) a brief summary of the business and material operations of each Subsidiary of Stel, and (v) the names of the current directors and officers of Stel and of each Subsidiary of Stel. Stel has made available to Newbridge accurate and complete copies of the certificate of incorporation, bylaws and any other charter documents, as currently in effect, of Stel and each of its Subsidiaries.

     3.2 Authority Relative to This Agreement. Stel has full corporate power and authority to (i) execute and deliver this Agreement, (ii) execute and deliver the Stock Option Agreement, (iii) execute and deliver the Technology Option Agreement, (iv) consummate the transactions contemplated by the Stock Option Agreement and Technology Option Agreement, and (v) assuming the approval of the Merger by a majority of the outstanding shares of Stel Common Stock at the Stel Special Meeting or any adjournment or postponement thereof in accordance with Delaware Law, consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement, the Stock Option Agreement and the Technology Option Agreement, and the consummation of the Merger and the other transactions contemplated hereby and thereby, have been duly and validly authorized by the unanimous vote of the board of directors of Stel, and no other corporate proceedings on the part of Stel are necessary to authorize this Agreement, the Stock Option Agreement and the Technology Option Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby (other than, with respect to the Merger, the approval of the Merger by a majority of the outstanding shares of Stel Common Stock at the Stel Special Meeting or any adjournment or postponement thereof in accordance with the Delaware Law). Each of this Agreement, the Stock Option Agreement and the Technology Option Agreement has been duly and validly executed and delivered by Stel and, assuming due authorization, execution and delivery by Newbridge and, in the case of this Agreement, by Merger Sub, constitutes a valid and binding agreement of Stel, enforceable against Stel in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     3.3 No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any court, administrative agency, commission, or other governmental or regulatory body, authority or instrumentality ("Government Entity") is necessary on the part of Stel for the consummation by Stel of the Merger and the other transactions contemplated hereby and by the Stock Option Agreement and the Technology Option Agreement, or for the exercise by Newbridge and the Surviving Corporation of full rights to own and operate the business of Stel and its Subsidiaries as presently being conducted, except for (i) the filing of the Certificate of Merger as required by Delaware Law, (ii) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (together with the Rules and Regulations promulgated thereunder, the "Exchange Act") including the filing of a proxy statement on Schedule 14A which is expected to be incorporated into a Registration Statement on Form S-4 to be filed by Newbridge registering the Newbridge Common Stock to be issued hereunder (the "Registration Statement"), state securities or "blue sky" laws and state takeover laws, (iii) any filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and (iv) the voluntary notice to be filed under Section 721 of the Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 (the "Exon-Florio Amendment"). Neither the execution and delivery of this Agreement, the Stock Option Agreement, and the Technology Option Agreement nor the consummation of the Merger and the other transactions contemplated hereby and thereby nor compliance by Stel with all of the provisions hereof and thereof, nor the exercise by Newbridge and the Surviving Corporation of full rights to own and operate the business of Stel and its Subsidiaries as presently being conducted will, subject to obtaining the approval of this Agreement by the holders of a majority of the outstanding shares of Stel Common Stock at the Stel Special Meeting or any adjournment thereof in accordance with Delaware Law, (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or other charter document of Stel or any of its Subsidiaries, (ii) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to Stel, or any of its Subsidiaries, or by which any of their properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in any material change in, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Stel or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound. Schedule 3.3 of the Stel Disclosure Statement lists all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby or by the Stock Option Agreement or Technology Option Agreement under any of Stel's or any of its Subsidiaries' notes, bonds, mortgages, indentures, deeds of trust, licenses or leases, contracts, agreements or other instruments or obligations the failure to obtain which would have a Stel Material Adverse Effect.

     3.4 Board Recommendation. The board of directors of Stel has, at a meeting of such board duly held on June 21, 1999, unanimously (i) approved and adopted this Agreement, the Stock Option Agreement and the Technology Option Agreement
(ii) determined that this Agreement is fair to and in the best interests of the stockholders of Stel, (iii) resolved to recommend approval of this Agreement to the stockholders of Stel, (iv) resolved that Stel take all action necessary to exempt the execution and delivery of this Agreement, the Stock Option Agreement and the Technology Option Agreement and the consummation of the transactions contemplated hereby and thereby from the provisions of all applicable state antitakeover statutes and regulations, including, but not limited to, Section 203 of the Delaware Law, and (v) amended the Stel Rights Agreement (the "Stel Rights Plan") dated as of May 9, 1995 between Stel and the First National Bank of Boston to render the rights issued thereunder (the "Stel Rights") inapplicable to the Merger, this Agreement, the Stock Option Agreement and the Technology Option Agreement and the other transactions contemplated hereby, and to terminate the Stel Rights Plan as of the Effective Time.

     3.5 Fairness Opinion. Stel has received the opinion of Ferris, Baker, Watts dated the date of the approval of this Agreement by the board of directors of Stel to the effect that the Exchange Ratio is fair to Stel's stockholders from a financial point of view, and has provided a copy of such opinion to Newbridge.

     3.6  Capitalization.

          (a) The authorized capital stock of Stel consists of 25,000,000 shares of Stel Common Stock. As of June 16, 1999, there were (i) 13,152,959 shares of Stel Common Stock outstanding, and (ii) no treasury shares.

          (b) Other than the Stel Common Stock, there are no equity securities of any class of Stel, or any securities convertible into or exercisable for any such equity securities, issued, reserved for issuance or outstanding. Except for the Stel Options, Stel Rights, and purchase rights under the Stel Purchase Plan there are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating Stel to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of Stel, or obligating Stel to grant, issue, extend, accelerate the vesting of, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment. To the knowledge of Stel, except for the Voting Agreements, there are no voting trusts, proxies or other agreements or understandings with respect to the capital stock of Stel.

          (c) True and complete copies of each Stel Stock Plan and the Stel Purchase Plan, and of the forms of all agreements and instruments relating to or issued under each thereof, have been made available to Newbridge. Such agreements, instruments, and forms have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement any such agreements, instruments or forms.

          (d) Schedule 3.6(d) of the Stel Disclosure Statement sets forth the following information with respect to Stel Options outstanding as of June 16, 1999: the aggregate number of shares issuable thereunder, the type of option, the grant date, the expiration date, the exercise price and the vesting schedule. Each Stel Option was granted in accordance with the terms of the Stel Stock Plan applicable thereto. The terms of each of the Stel Stock Plans do not prohibit the assumption of the Stel Options as provided in Section 2.2(a). Consummation of the Merger will accelerate vesting of all Stel Options, except those which have been outstanding for less than one year as of the Effective Time.

     3.7  SEC Filings.

          (a) Stel has filed with the Securities and Exchange Commission (the "SEC") all required forms, reports, registration statements and documents required to be filed by it with the SEC (collectively, all such forms, reports, registration statements and documents filed since April 1, 1996 are referred to herein as the "Stel SEC Reports"). All of the Stel SEC Reports complied as to form, when filed, in all material respects with the applicable provisions of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act") and the Exchange Act. Accurate and complete copies of the Stel SEC Reports have been made available to Newbridge. As of their respective dates, the Stel SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Stel has been advised by each of its officers and directors that each such person and such persons' affiliates have complied with all filing requirements under Section 13 and Section 16(a) of the Exchange Act.

     3.8 Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Stel SEC Reports (the "Stel Financial Statements"), (a) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (b) fairly presented the consolidated financial position of Stel and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Stel, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Stel contained in Stel's Annual Report to Stockholders for the year ended March 31, 1999 (the "Reference Date") is hereinafter referred to as the "Stel Balance Sheet."

     3.9 Absence of Undisclosed Liabilities. Neither Stel nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) other than (i) liabilities included in the Stel Balance Sheet and the related notes to the financial statements, (ii) normal or recurring liabilities incurred since the Reference Date in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not be reasonably likely to have a Stel Material Adverse Effect, and (iii) liabilities under this Agreement, the Stock Option Agreement and the Technology Option Agreement.

     3.10 Absence of Changes or Events. Except as contemplated by this Agreement, since the Reference Date no Stel Material Adverse Effect has occurred and, in addition, Stel and its Subsidiaries have not, directly or indirectly:

          (a) purchased, otherwise acquired, or agreed to purchase or otherwise acquire, any shares of capital stock of Stel or any of its Subsidiaries, or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of their capital stock (other than dividends or other distributions payable solely to Stel or a wholly owned Subsidiary of Stel);

          (b) authorized for issuance, issued, sold, delivered, granted or issued any options, warrants, calls, subscriptions or other rights for, or otherwise agreed or committed to issue, sell or deliver any shares of any class of capital stock of Stel or its Subsidiaries or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock of Stel or its Subsidiaries, other than pursuant to and in accordance with the Stel Stock Plans;

          (c) (i) created or incurred any indebtedness for borrowed money exceeding U.S. $100,000 in the aggregate, (ii) assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, made any loans or advances to any other individual, firm or corporation exceeding U.S. $100,000 in the aggregate, (iii) entered into any oral or written material agreement or any commitment or transaction or incurred any liabilities material to Stel and its Subsidiaries taken as a whole, or involving in excess of U.S. $100,000;

          (d) instituted any change in accounting methods, principles or practices other than as required by GAAP or the rules and regulations promulgated by the SEC and disclosed in the notes to the Stel Financial Statements;

          (e) revalued any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable in excess of amounts previously reserved as reflected in the Stel Balance Sheet;

          (f) suffered any damage, destruction or loss, whether covered by insurance or not, except for such as would not, individually and in the aggregate exceed $250,000;

          (g) (i) increased in any manner the compensation of any of its directors, officers or, other than in the ordinary course of business and consistent with past practice, non-officer employees, (ii) granted any severance or termination pay to any Person; (iii) entered into any oral or written employment, consulting, indemnification or severance agreement with any Person;
(iv) adopted, become obligated under, or amended any employee benefit plan, program or arrangement; or (v) repriced any Stel Options;

          (h) sold, transferred, leased, licensed, pledged, mortgaged, encumbered, or otherwise disposed of, or agreed to sell, transfer, lease, license, pledge, mortgage, encumber, or otherwise dispose of, any material properties, (including intangibles, real, personal or mixed);

          (i) amended its certificate of incorporation, bylaws, or any other charter document, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (j) made any capital expenditure in any calendar month which, when added to all other capital expenditures made by or on behalf of Stel and its Subsidiaries in such calendar month resulted in such capital expenditures exceeding U.S. $250,000 in the aggregate;

          (k) paid, discharged or satisfied any material claim, liabilities or obl(absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business and consistent with past practice, or collected, or accelerated the collection of, any amounts owed (including accounts receivable) other than their collection in the ordinary course of business;

          (l) waived, released, assigned, settled or compromised any material claim or litigation, or commenced a lawsuit other than for the routine collection of bills;

          (m) agreed or proposed to do any of the things described in the preceding clauses (a) through (l) other than as expressly contemplated or provided for in this Agreement.

    3.11 Capital Stock of Subsidiaries. Stel is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of its Subsidiaries (other than qualifying shares, the ownership of which is set forth in Schedule 3.11 of the Stel Disclosure Statement). All of such shares have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by Stel free and clear of any claim, lien or encumbrance of any kind with respect thereto. There are no proxies or voting agreements with respect to such shares, and there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating Stel or any Subsidiaries to issue, transfer or sell any shares of capital stock of any Subsidiary or any other securities convertible into, exercisable for, or evidencing the right to subscribe for any such shares. Stel does not directly or indirectly own any interest in any Person except the Subsidiaries.

    3.12  Litigation.

          (a) There is no private or governmental claim, action, suit (whether in law or in equity), investigation or proceeding of any nature ("Action") pending or, to the knowledge of Stel, threatened against Stel or any of its Subsidiaries, or any of their respective officers and directors (in their capacities as such), or involving any of their assets, before any court, governmental or regulatory authority or body, or arbitration tribunal, except for those Actions which, individually and in the aggregate, would not have a Stel Material Adverse Effect. There is no Action pending or, to the knowledge of Stel, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement, the Stock Option Agreement or the Technology Option Agreement.

          (b) There is no outstanding judgment, order, writ, injunction or decree of any court, governmental or regulatory authority or body, or arbitration tribunal in a proceeding to which Stel, any Subsidiary of Stel, or any of their assets is or was a party or by which Stel, any Subsidiary of Stel, or any of their assets is bound.

    3.13 Insurance. Schedule 3.13 of the Stel Disclosure Statement lists all insurance policies (including without limitation workers' compensation insurance policies) covering the business, properties or assets of Stel and its Subsidiaries, the premiums and coverages of such policies, and all claims in excess of U.S. $50,000 made against any such policies since April 1, 1996. All such policies are in effect, and true and complete copies of all such policies have been made available to Newbridge. Stel has not received notice of the cancellation or threat of cancellation of any of such policy.

    3.14  Contracts and Commitments.

          (a) Except as filed as an exhibit to Stel's SEC Reports, neither Stel nor its Subsidiaries is a party to or bound by any oral or written contract, obligation or commitment of any type in any of the following categories:
                (i) agreements or arrangements that contain severance pay, understandings with respect to tax arrangements, understandings with respect to expatriate benefits, or post-employment liabilities or obligations;

                (ii) agreements or plans under which benefits will be increased or accelerated by the occurrence of any of the transactions contemplated by this Agreement, or the Stock Option Agreement or under which the value of the benefits will be calculated on the basis of any of the transactions contemplated by this Agreement or the Stock Option Agreement;

                (iii) agreements, contracts or commitments currently in force relating to the disposition or acquisition of material assets other than in the ordinary course of business, or relating to an ownership interest in any corporation, partnership, joint venture or other business enterprise;

                (iv) agreements, contracts or commitments (A) relating to the acquisition, transfer, development, sharing, license (to or by Stel), or use of any Stel IP Right (except for any contract pursuant to which any Stel IP Right is licensed to Stel under any third party software license generally available to the public), or
(B) with respect to the manufacturing, distribution or of any products of Stel;

               (v) agreements, contracts or commitments for the purchase of materials, supplies or equipment which provide for purchase prices substantially greater than those presently prevailing for such materials, supplies or equipment, or which are with sole or single source suppliers, other than those which if terminated would not constitute a Material Adverse Effect;

               (vi) guarantees or other agreements, contracts or commitments under which Stel or any of its Subsidiaries is absolutely or contingently liable for (A) the performance of any other person, firm or corporation (other than Stel or its Subsidiaries), or (B) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation (other than Stel or its Subsidiaries);

               (vii) powers of attorney authorizing the incurrence of a material obligation on the part of Stel or its Subsidiaries;

               (viii) agreements, contracts or commitments which limit or restrict (A) where Stel or any of its Subsidiaries may conduct business, (B) the type or lines of business (current or future) in which they may engage, or (C) any acquisition of assets or stock (tangible or intangible) by Stel or any of its Subsidiaries;

               (ix) agreements, contracts or commitments containing any agreement with respect to a change of control of Stel or any of its Subsidiaries;

               (x) agreements, contracts or commitments for the borrowing or lending of money, or the availability of credit (except credit extended by Stel or any of its Subsidiaries to customers in the ordinary course of business and consistent with past practice); and

               (xi) any hedging, option, derivative or other similar transaction and any foreign exchange position or contract for the exchange of currency;

          (b) Neither Stel nor any of its Subsidiaries, nor to Stel's knowledge any other party to a Stel Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, (nor does there exist any condition under which, with the passage of time or the giving of notice or both, could reasonably be expected to cause such a breach, violation or default under), any material agreement, contract or commitment to which Stel or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (any such agreement, contract or commitment, a "Stel Contract"), other than any breaches, violations or defaults which individually or in the aggregate would not have a Stel Material Adverse Effect.

           (c) Each Stel Contract is a valid, binding and enforceable obligation of Stel and to Stel's knowledge, of the other party or parties thereto, in accordance with its terms, and in full force and effect, except where the failure to be valid, binding, enforceable and in full force and effect would not have a Stel Material Adverse Effect and to the extent enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights governing or by general principles of equity.

           (d) An accurate and complete copy of each Stel Contract has been made available to Newbridge.

     3.15  Labor Matters; Employment and Labor Contracts.

           (a) None of Stel or any of its Subsidiaries is a party to any union contract or other collective bargaining agreement, nor to the knowledge of Stel or any of its Subsidiaries are there any activities or proceedings of any labor union to organize any of its employees. Each of Stel and its Subsidiaries is in compliance with all applicable (i) laws, regulations and agreements respecting employment and employment practices, (ii) terms and conditions of employment, and (iii) occupational health and safety requirements, except for those failures to comply which, individually or in the aggregate, would not have a Stel Material Adverse Effect.

           (b) There is no labor strike, slowdown or stoppage pending (or any labor strike or stoppage threatened) against Stel or any of its Subsidiaries. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of Stel or any of its Subsidiaries who are not currently organized. Neither Stel nor any of its Subsidiaries has any obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that would not have, individually or in the aggregate, a Stel Material Adverse Effect. There are no controversies pending or, to the knowledge of Stel or any of its Subsidiaries, threatened, between Stel or any of its Subsidiaries and any of their respective employees, which controversies would have, individually or in the aggregate, a Stel Material Adverse Effect.

           (c) Neither Stel nor any of its Subsidiaries is a party to or bound by any employment agreements or arrangements that are not terminable at will by Stel or its Subsidiaries.

     3.16 Compliance with Laws. Neither Stel nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, rule or regulation (including without limitation relating to the export or import of goods or technology) of any foreign, federal, state or local government or any other governmental department or agency, except where any such violations or failures to comply would not, individually or in the aggregate, have a Stel Material Adverse Effect. Stel and its Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted and as proposed to be conducted, except for those, the absence of which, would not, individually or in the aggregate, have a Stel Material Adverse Effect.

     3.17  Government Contracts.

           (a)  For purposes of this Agreement:

                (i) "Government Body" shall mean any: (A) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (B) federal, state, local, municipal, foreign or other government; or (C) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

                (ii) "Government Bid" shall mean any quotation, bid or proposal submitted to any Government Body or any proposed prime contractor or higher-tier subcontractor of any Government Body.

                (iii) "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Government Body or any prime contractor or higher-tier subcontractor, or under which any Government Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

                (iv) "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Government Body.

          (b) Since April 1, 1996, except as set forth in Schedule 3.17 of the Stel Disclosure Statement:

                (i) neither Stel nor any Subsidiary has had any determination of noncompliance, entered into any consent order or undertaken any internal investigation relating directly or indirectly to any Government Contract or Government Bid;

                (ii) neither Stel nor any Subsidiary has failed to comply in all material respects with all Legal Requirements with respect to all Government Contracts and Government Bids;

                (iii) neither Stel nor any Subsidiary has, in obtaining or performing any Government Contract, violated any applicable procurement law or regulation or other material Legal Requirement;

                (iv) all facts set forth in or acknowledged by Stel or any Subsidiary in any certification, representation or disclosure statement submitted by Stel or any Subsidiary with respect to any Government Contract or Government Bid were current, accurate and complete as of the date of submission;

                (v) neither Stel nor any Subsidiary has, nor to the best of Stel's knowledge, have any of their respective employees been debarred or suspended from doing business with any Government Body, nor have any proceedings been initiated against Stel, any Subsidiary or, to the best of Stel's knowledge, any employee of Stel or any Subsidiary that might result in such debarment or suspension;

                (vi) no negative determination of responsibility has been issued against Stel or any Subsidiary in connection with any Government Contract or Government Bid;

                (vii) no direct or indirect costs incurred by Stel or any Subsidiary have been questioned or disallowed as a result of a finding or determination of any kind by any Government Body;

                (viii) no Government Body, or prime contractor or higher-tier subcontractor of any Government Body, has withheld or set off, or threatened to withhold or set off, any amount due to Stel or any Subsidiary under any Government Contract;

                (ix) there have been no material irregularities, misstatements or omissions relating to any Government Contract or Government Bid that have led to or have a reasonable prospect of leading to (A) any administrative, civil, criminal or other investigation, legal proceeding or indictment involving Stel, any Subsidiary or any of their employees, (B) the questioning or disallowance of any costs submitted for payment by Stel or any Subsidiary, (C) the recoupment of any payments previously made to Stel or any Subsidiary, (D) a finding or claim of fraud, defective pricing, mischarging or improper payments on the part of Stel or any Subsidiary, or (E) the assessment of any penalties or damages of any kind against Stel or any Subsidiary;

                (x) there are not nor have there been any (A) outstanding claims against Stel or any Subsidiary by, or dispute involving Stel or any Subsidiary with, any prime contractor, subcontractor, vendor or other Person arising under or relating to the award or performance of any Government Contract, (B) facts known by Stel upon which any such claim may be based or which may give rise to any such dispute, (C) final decisions of any Government Body against Stel or any Subsidiary;

                (xi) neither Stel nor any Subsidiary is undergoing, or has undergone an audit, and Stel has no knowledge of any impending audit, arising under or relating to any Government Contract (other than normal routine audits conducted in the ordinary course of business);

                (xii) neither Stel nor any Subsidiary has entered into any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract;

                (xiii) no payment has been made by Stel or any Subsidiary or by any Person acting on Stel's or any Subsidiary's behalf to any Person (other than to any bona fide employee or agent of Stel or any Subsidiary) which is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Legal Requirement;

                (xiv) Stel's and each of its Subsidiaries cost accounting system is in material compliance with applicable regulations and other applicable Legal Requirements, and has not has been determined by any Government Body not to be in material compliance with any Legal Requirement;

                (xv) to the best of Stel's knowledge, Stel and its Subsidiaries have complied with all applicable regulations and other Legal Requirements and with all acontractual requirements relating to the placement of legends or restrictive markings on technical data, computer software and other intellectual property;

                (xvi) neither Stel nor any Subsidiary has made any disclosure to any Government Body pursuant to any formal agency disclosure program;

                (xvii) Stel and its Subsidiaries have reached agreement with the cognizant government representatives approving and "closing" all indirect costs charged to Government Contracts;

                (xviii) the responsible government representatives have agreed with Stel and each Subsidiary on the "forward pricing rates" that Stel or such Subsidiary is charging on cost-type Government Contracts and including in Government Bids; and

                (xix) with the exception of potential novation or change-of-name agreement that may be required by a Government Body under applicable Legal Requirements, neither Stel nor any Subsidiary is or will be required to make any filing with or give any notice to, or to obtain any consent from, any Government Body under or in connection with any Government Contract or Government Bid as a result of or by virtue of (A) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (B) the consummation of the transactions contemplated by this Agreement, the Stock Option Agreement and the Technology Option Agreement.


     3.18  Intellectual Property Rights.

           (a) Stel and its Subsidiaries own or have the right to use all intellectual property used in or necessary to conduct their respective businesses (such intellectual property and the rights thereto are collectively referred to herein as the "Stel IP Rights").

           (b) Schedule 3.18 of Stel Disclosure Statement sets forth, with respect to all Stel IP Rights registered with any Government Body or for which an application has been filed with any Government Body, (i) a brief description of such Stel IP Rights, and (ii) the names of the jurisdictions covered by the applicable registration or application. Schedule 3.18 of Stel Disclosure Statement identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations with respect to, each Stel IP Right that is licensed or otherwise made available to Stel by any Person (except for any Stel IP Right that is licensed to Stel under any third party software license generally available to the public), and identifies the agreement under which such Stel IP Right is being licensed or otherwise made available to Stel. Stel has good, valid and marketable title to all of Stel IP Rights (except for licensed rights), free and clear of all encumbrances, except (i) as set forth in
Schedule 3.18 of the Stel Disclosure Statement, (ii) for any lien for current taxes not yet due and payable, and (iii) for minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the rights subject thereto or materially impair the operations of Stel. To Stel's knowledge, Stel has a valid right to use, license and otherwise exploit all Stel IP Rights. Except as set forth in
Schedule 3.18 of Stel Disclosure Statement, Stel has not developed jointly or does not jointly own or have joint rights with any other Person any Stel IP Right that is material to the business of Stel. Except as set forth in Schedule
3.18 of the Stel Disclosure Statement, there is no agreement or arrangement pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Stel IP Rights.

           (c) Stel has taken all commercially reasonable measures and precautions to protect and maintain the confidentiality and secrecy of all Stel IP Rights (except Stel IP Rights whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Stel IP Rights.

           (d) To the knowledge of Stel, Stel is not misappropriating or making any unlawful use of, and Stel has not at any time misappropriated or made any unlawful use, of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any intellectual property rights owned or used by any other Person. Stel is not aware that any Person is misappropriating, or making unlawful use of any of the Stel IP Rights.

           (e) Stel has not licensed any of the Stel IP Rights to any Person on an exclusive basis.

           (f) The execution, delivery and performance of this Agreement, the Stock Option Agreement or the Technology Option Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any Stel IP Rights, and will not (i) cause the modification of any terms of any licenses or agreements relating to any Stel IP Rights, (ii) cause the forfeiture or termination of any Stel IP Rights, (iii) give rise to a right of forfeiture or termination of any Stel IP Rights or (iv) materially impair the right of Stel, the Surviving Corporation or Newbridge to use, sell or license any Stel IP Rights or portion thereof.

           (g) Neither the manufacture, marketing, license, sale nor intended use of any product or technology currently licensed or sold or under development by Stel or any of its Subsidiaries (i) violates in any material respect any license or agreement between Stel or any of its Subsidiaries and any third party or (ii) infringes in any material respect any patents or other intellectual property rights of any other party; and there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Stel IP Rights, or asserting that any Stel IP Rights or the proposed use, sale, license or disposition thereof, or the manufacture, use or sale of any Stel products, conflicts or will conflict with the rights of any other party.

           (h) Stel has provided to Newbridge a true and complete copy of its standard form of employee confidentiality agreement and taken all commercially reasonably necessary steps to ensure that all employees have executed such an agreement. All consultants or third parties with access to proprietary information of Stel have executed appropriate non-disclosure agreements which adequately protect the Stel IP Rights.

           (i) Neither Stel nor any of its Subsidiaries is aware or has reason to believe that any of its employees or consultants is obligated under any contract, covenant or other agreement or commitment of any nature, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's or consultant's best efforts to promote the interests of Stel and its Subsidiaries or that would conflict with the business of Stel as presently conducted or proposed to be conducted. Neither Stel nor any of its Subsidiaries has entered into any agreement to indemnify any other person, including but not limited to any employee or consultant of Stel or any of its Subsidiaries, against any charge of infringement, misappropriation or misuse of any intellectual property, other than indemnification provisions contained in purchase orders or customer agreements arising in the ordinary course of business. All current and former employees of Stel or any of its Subsidiaries, and all current and former consultants of Stel or any of its Subsidiaries who have provided services related to Stel IP

Rights, have signed valid and enforceable written assignments to Stel or its Subsidiaries of any and all rights or claims in any intellectual property that any such employee or consultant has or may have by reason of any contribution, participation or other role in the development, conception, creation, reduction to practice or authorship of any invention, innovation, development or work of authorship or any other intellectual property that is used in the business of Stel, and Stel and its Subsidiaries possess signed copies of all such written assignments by such employees and consultants.

     3.19  Accounts Receivable; Inventories.

           (a) Except as set forth in the Stel Balance Sheet, (i) each account receivable of Stel and its Subsidiaries (the "Accounts Receivable") represents a sale made in the ordinary course of business and which arose pursuant to an enforceable contract for a bona fide sale of goods or for services performed, and Stel and its Subsidiaries have performed all of their obligations to produce the goods or perform the services to which such Accounts Receivable relate, other than amounts recorded as deferred revenue, and (ii) no Account Receivable is subject to any claim for reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustment by the obligor thereof.

           (b) Subject to amounts reserved therefor on the Stel Balance Sheet, the values at which all inventories are carried on the Stel Balance Sheet reflect the historical inventory valuation policy of Stel and its Subsidiaries set forth in the Stel SEC Reports. Stel and its Subsidiaries have good and marketable title to the inventories free and clear of all liens and encumbrances. The inventories do not consist of, in any material amount, items that are obsolete, damaged or slow-moving beyond amounts reserved on the Stel Balance Sheet. The inventories do not consist of any items held on consignment. Neither Stel nor any of its Subsidiaries is under any obligation or liability with respect to accepting returns of items of inventory or merchandise in the possession of their customers other than in the ordinary course of business and consistent with past practice. No clearance or extraordinary sale of the inventories has been conducted since the Stel Reference Date. Subject to the amounts reserved therefor on the Stel Balance Sheet, the inventories are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of business consistent with past practice.

     3.20 Order Backlog. Schedule 3.20 of the Stel Disclosure Statement contains a list of the aggregate orders for the products of Stel and its Subsidiaries as of the Stel Reference Date and as of April 30, 1999, and identifies each customer included in the backlog and the range of products and prices by customer constituting the backlog. Except as set forth on Schedule 3.20, all such orders have been included in backlog on a basis consistent with Stel's historical practices and Stel is not aware of any customer who has placed an order included in such backlog having refused or who intends to refuse delivery of any ordered products in accordance with the terms of such orders.

     3.21 Product and Service Warranties. The standard written forms of product and service warranties and guarantees utilized by Stel and its Subsidiaries as of the date of this Agreement have been provided to Newbridge. Except as set forth on Schedule 3.21 of the Stel Disclosure Statement, during a period of three years prior to the date of this Agreement, neither Stel nor any Subsidiary or any of their affiliates have made any other written material warranties (which remain in effect) with regard to products and/or services supplied by Stel or its Subsidiaries.

     3.22  Taxes.

           (a) For the purposes of this Agreement, a "Tax" or, collectively, "Taxes," means (i) any and all federal, state, local, foreign and other taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, capital stock, severance, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts described in clause
(i) as a result of being a successor to or transferee of any individual or entity or a member of an affiliated, consolidated or unitary group for any period (including pursuant to Treas. Reg. (S) 1.1502-6 or comparable provisions of state, local or foreign tax law); and (iii) any liability for the payment of amounts described in clause (i) or clause (ii) as a result of any express or implied obligation to indemnify any Person or as a result of any obligations under agreements or arrangements with any Person.

           (b) (i) Stel and each of its Subsidiaries have filed all material returns, estimates, information statements and reports relating to Taxes ("Returns") required to be filed by them prior to Closing, and such Returns are true and correct and completed in accordance with applicable law. Schedule 3.22 of the Stel Disclosure Statement lists all jurisdictions in which Returns are required to be filed by Stel and its Subsidiaries (or have been required since April 1, 1996 of the Stel) and the types of Returns required to be filed in each such jurisdiction.

                (ii) Stel and each of its Subsidiaries have (A) timely paid all Taxes due and payable by them as shown on the Returns, (B) timely paid all Taxes for which a notice of assessment or collection has been received (other than amounts properly accrued on the Stel Financial Statements, described in paragraph (iii), below, and being contested in good faith by appropriate proceedings), (C) accrued on the Stel Financial Statements all Taxes attributable to periods covered by such statements that are not yet due and payable, and (D) properly reserved, in accordance with GAAP, for all Taxes not yet due but which are expected to become due and payable in the future.

           (iii) Neither the Internal Revenue Service (the "IRS") nor any other taxing authority has asserted any claim for Taxes in writing, or to the actual knowledge of the executive officers of Stel, is threatening to assert any claims for Taxes. No Tax deficiency notice or notice of assessment of collection has been received in writing by Stel except as described on Schedule 3.22 of the Stel Disclosure Statement. No audit or, to Stel's knowledge, other examination of any Return of Stel or any of its Subsidiaries is presently in progress, nor have Stel or any of its Subsidiaries been notified in writing of any request for such an audit or other examination. No power of attorney to deal with Tax matters or waiver of any statute of limitations with respect to Taxes has been granted by Stel or its Subsidiaries. Except as described on Schedule 3.22 of the Stel Disclosure Statement the relevant statute of limitations for the assessment or proposal of a deficiency for Taxes has expired for all years before fiscal year 1995. None of Stel or its Subsidiaries has availed itself of any Tax Amnesty, tax holiday or similar relief in any jurisdiction.

           (iv) Stel and its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected with respect to their operations, including withholdings on payments to Stel or its Subsidiaries for sales and use taxes or payments by Stel or its Subsidiaries to employees or independent contractors on account of federal, state, and foreign income Taxes, the Federal Insurance Contribution Act, and the Federal Unemployment Tax Act.

           (v) There are no liens for Taxes upon the assets of Stel or any of its Subsidiaries (other than liens for property Taxes that are not yet due or delinquent).

           (vi) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Stel or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

           (vii) None of Stel nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Stel.

           (viii) Neither Stel nor any of its Subsidiaries is or has been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) other than a group the common parent of which is or was Stel.

           (ix) Neither Stel nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other Person with respect to Taxes of such other Person (including pursuant to Treas. Reg. (S) 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity.

           (x) Stel has made available to Newbridge true copies of all Returns that Stel or its Subsidiaries have filed since April 1, 1996 and true copies of all correspondence and other written submissions to or communications with any Tax authorities.

           (xi) None of the assets of Stel is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

           (xii) Stel has not agreed to make, nor is it required to make, any adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise.

           (xiii) Except as set forth in Schedule 3.22 of the Disclosure Statement, Stel is not and has not been a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

           (xiv) None of Stel nor any of its Subsidiaries has indemnified any person against Tax in connection with any arrangement for the leasing of real or personal property, except for indemnity with respect to acts of Stel or its Subsidiaries.

           (xv) None of Stel and its Subsidiaries has or has had operations or assets outside of the United States taxable as a "branch" by the United States or as a "permanent establishment" by any foreign country.

           (xvi) None of Stel and its Subsidiaries is aware of any reason why the Merger will fail to qualify as a reorganization under the provisions of
Section 368(a) of the Code.

     3.23  Employee Benefit Plans; ERISA.

           (a) Except as set forth on Schedule 3.23 of the Stel Disclosure Statement, there are no "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Pension Plans"), "welfare benefit plans" as defined in Section 3(1) of ERISA ("Welfare Plans"), or stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance, holiday, or vacation plans, or any other employee benefit plan, program, policy or arrangement covering employees (or former employees) employed in the United States that either is maintained or contributed to by Stel or any of its Subsidiaries or any of their ERISA Affiliates (as hereinafter defined) or to which Stel or any of its Subsidiaries or any of their ERISA Affiliates is obligated to make payments or otherwise may have any liability (collectively, the "Employee Benefit Plans") with respect to employees or former employees of Stel, its Subsidiaries, or any of their ERISA Affiliates. For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code, including without limitation Stel or a Subsidiary.

               (b) Stel and each of its Subsidiaries, and each of the Pension Plans and Welfare Plans, are in compliance with the applicable provisions of ERISA, the Code and other applicable laws, except where the failure to comply would not, individually or in the aggregate, have a Stel Material Adverse Effect.
               (c) All contributions to, and payments from, the Pension Plans which are required to have been made in accordance with the Pension Plans have been timely made, except where the failure to make such contributions or payments on a timely basis would not, individually or in the aggregate, have a Stel Material Adverse Effect.

               (d)  All of Stel's Pension Plans intended to qualify under
Section 401 of the Code have been determined by the Internal Revenue Service ("IRS") to be so qualified, and no event has occurred and no condition exists with respect to the form or operation of such Pension Plans which would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

               (e) To the best of Stel's knowledge, there are no (i) investigations pending by any Government Entity involving the Pension Plans or Welfare Plans, nor (ii) pending or threatened claims (other than routine claims for benefits), suits or proceedings against any Pension or Welfare Plan, against the assets of any of the trusts under any Pension or Welfare Plan or against any fiduciary of any Pension or Welfare Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Pension Plan or against the assets of any trust under such plan, except for those which would not, individually or in the aggregate, give rise to any liability which would have a Stel Material Adverse Effect. To the best of Stel's knowledge, there are no facts which would give rise to any liability under this Section 3.24(e) except for those which would not, individually or in the aggregate, have a Stel Material Adverse Effect in the event of any such investigation, claim, suit or proceeding.

               (f) None of Stel, any of its Subsidiaries or any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Pension Plans or Welfare Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or

Section 406 of ERISA), other than such transactions that would not, individually or in the aggregate, have a Stel Material Adverse Effect.

               (g) None of Stel, any of its Subsidiaries, or any of their ERISA Affiliates maintain or contribute to, nor have they ever maintained or contributed to, any pension plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

               (h) Neither Stel nor any Subsidiary of Stel nor any ERISA Affiliate has incurred any material liability under Title IV of ERISA that has not been satisfied in full.

               (i) Neither Stel, any of its Subsidiaries nor any of their ERISA Affiliates has any material liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA, covering employees (or former employees) employed in the United States.

               (j) With respect to each of the Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to Newbridge: (i) the plan document and any related trust agreement, including amendments thereto, (ii) any current summary plan descriptions and other material communications to participants relating to the Employee Benefit Plans,
(iii) the three most recent Forms 5500, if applicable, and (iv) the most recent IRS determination letter, if applicable.

               (k) None of the Welfare Plans maintained by Stel or any of its Subsidiaries provides for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under COBRA, or except at the expense of the participant or the participant's beneficiary. Stel and each of its Subsidiaries which maintain a "group health plan" within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except where the failure to comply would not, individually or in the aggregate, have a Stel Material Adverse Effect.

               (l) No liability under any Pension Plan or Welfare Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which Stel or any of its Subsidiaries has received notice that such insurance company is in rehabilitation or a comparable proceeding.

               (m) The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of Stel or any of its Subsidiaries under any Employee Benefit Plan.

               (n) Schedule 3.23(n) of the Stel Disclosure Statement lists each Foreign Plan (as hereinafter defined). Stel and each of its Subsidiaries and each of the Foreign Plans are in compliance with applicable laws, and all required contributions have been made to the Foreign Plans, except where the failure to comply or make contributions would not, individually or in the aggregate, have a Stel Material Adverse Effect. Each of the Foreign Plans that is a funded defined benefit plan has a fair market value of plan assets that is greater than the plan's liabilities, as determined in accordance with applicable laws. For purposes hereof, the term "Foreign Plan" shall mean any plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, Stel or any Subsidiary with respect to employees (or former employees) employed outside the United States to the extent the benefits provided thereunder are not mandated by the laws of the applicable foreign jurisdiction.

               (o) To the best of Stel's knowledge, there are no claims, suits or facts concerning the operation or benefits of any Employee Benefit Plan other than a Pension or Welfare Plan except for those which would not, individually or in the aggregate, give rise to any liability which would have a Stel Material Adverse Effect.

               (p) Each of the Employee Benefit Plans and the Foreign Plans can be terminated by Stel within a period of 30 days following the Effective Time in accordance with the terms of such Plan (and the provisions of ERISA and the Code), without any additional contribution to such Employee Benefit Plan or Foreign Plan or the payment of any additional compensation or amount or the additional vesting or acceleration of any vesting provided under the Employee Benefit Plan or Foreign Plan.

     3.24  Environmental Matters.

           (a) For purposes of this Agreement:

               (i) "Contractor" shall mean any person or entity, including but not limited to partners, licensors, and licensees, with which Stel formerly or presently has any agreement or arrangement (whether oral or written) under which such person or entity has or had physical possession of, and was or is obligated to develop, test, process, manufacture or produce any product or substance on behalf of Stel.

               (ii) "Environment" shall mean any land including, without limitation, surface land and sub-surface strata, seabed or river bed and any water (including, without limitation, coastal and inland waters, surface waters and ground waters and water in drains and sewers) and air (including, without limitation, air within buildings) and other natural or manmade structures above or below ground.

               (iii) "Environmental Law" means any law or regulation, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, in each case relating to the Environment or harm to or the protection of human health or animals or plants, including, without limitation, laws relating to public and workers health and safety, emissions, discharges or releases of chemicals or any other pollutants or contaminants or industrial, radioactive, dangerous, toxic or hazardous substances or wastes (whether in solid or liquid form or in the form of a gas or vapor and including noise and genetically modified organisms) into the Environment or otherwise relating to the manufacture, processing, use, treatment, storage, distribution, disposal transport or handling of substances or wastes. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended 42 USC 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act 42 USC, 6901 et seq., the Hazardous Materials Transportation Act 49 USC, 6901 et seq., the Clean Water Act 33, 1251 et seq., the Toxic Substances Control Act 15 USC, 2601 et seq., the Clean Air Act 42 USC, 7401 et seq., the Safe Drinking Water Act 42 USC, 300f et seq., the Atomic Energy Act 42 USC, 2201 et seq., the Federal Food Drug and Cosmetic Act 21 USC, 136 et seq., and the Federal Food Drug and Cosmetic Act 21 USC, 301 et seq., and equivalent state and local ordinances and statutes, and statutes and ordinances in countries other than the United States of America.

               (iv) "Environmental Permit" shall mean any permit, license, consent, approval, certificate, qualification, specification, registration and other authorization, and the filing of all notifications, reports and assessments, required by any federal, state, local or foreign government or regulatory entity pursuant to any Environmental Law.

               (v) "Hazardous Material" shall mean any pollutant, contaminant, or hazardous, toxic, medical, biohazardous, infectious or dangerous waste, substance, gas, constituent or material, defined or regulated as such in, or for purposes of, any Environmental Law, including, without limitation, any asbestos, any petroleum, oil (including crude oil or any fraction thereof), any radioactive substance, any polychlorinated biphenyls, any toxin, chemical, virus, infectious disease or disease causing agent, and any other substance that can give rise to liability under any Environmental Law.

          (b) Except for such cases that, individually or in the aggregate, have not and would not reasonably be expected to have a Stel Material Adverse
Effect:

               (i) Each of Stel and its Subsidiaries possesses all Environmental Permits required under applicable Environmental Laws to conduct its current business and to use and occupy the Real Property for its current business. All Environmental Permits are in full force and effect and Stel and each of its Subsidiaries are, and to Stel's knowledge have, at all times been in compliance with the terms and conditions of such Environmental Permits.

               (ii) There are no facts or circumstances indicating that any Environmental Permits possessed by Stel or any of its Subsidiaries would or might be revoked, suspended, canceled or not renewed, and all appropriate necessary action in connection with the renewal or extension of any Environmental Permits possessed by Stel or any of its Subsidiaries relating to their current business and the Real Property has been taken.

               (iii) The execution and delivery of this Agreement and the Stock Option Agreement and the consummation by Stel of the Merger and other transactions contemplated hereby (and thereby) and the exercise by Newbridge and the Surviving Corporation of rights to own and operate the business of Stel and its Subsidiaries and use and occupy the Real Property and carry on its business substantially as presently conducted will not affect the validity or require the transfer of any Environmental Permits held by Stel or any of its Subsidiaries and will not require any notification, disclosure, registration, reporting, filing, investigation or remediation under any Environmental Law.

               (iv) Stel and each of its Subsidiaries and, to the knowledge of Stel, all previous owners, lessees and occupants of the real property now or previously owned, leased or occupied by Stel and its Subsidiaries (the "Real Property"), are in compliance with, and within the period of all applicable statutes of limitation, have complied with all applicable Environmental Laws and have not received notice of any liability under any Environmental Law; and neither Stel or any of its Subsidiaries nor any portion of the Real Property is in violation of any Environmental Law.

               (v) There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, notice of violation, notice or demand letter, proceeding or request for information pending or any liability (whether actual or contingent) to make good, repair, reinstate, sample, investigate or clean up any of the Real Property, including but not limited to ground water beneath such Real Property. There is no act, omission, event or circumstance giving rise or likely to give rise in the future to any such action, suit, demand, claim, complaint, hearing, notice of violation, notice or demand letter, proceeding, or request or any such liability or other liabilities (A) against Stel or any of its Subsidiaries, or (B) against any person or entity, including but not limited to any Contractor, in connection with which liability could reasonably be imputed or attributed by law or contract to Stel or any of its Subsidiaries.

               (vi) No property or facility presently or formerly owned operated or leased by Stel or any of its present or former Subsidiaries or by any respective predecessor in interest is listed or proposed for listing, nor are there are any facts or circumstances which would or might give rise to such an entry on the National Priorities List or the CERCLA Information System ("CERCLIS"), both under the CERCLA or on any comparable list established under any state or local Environmental Law of a country other than the United States of America, nor has Stel or any of its Subsidiaries received any notification of potential or actual liability or any request for information under CERCLA or any comparable foreign, state or local law.

               (vii) There has not been any disposal, spill, discharge, or release of any Hazardous Material generated, used, owned, stored, or controlled by Stel, any of its Subsidiaries, or respective predecessors in interest, on, at, or under any property presently or formerly owned, leased, or operated by Stel, its Subsidiaries, any predecessor in interest, or any Contractor, and there are no Hazardous Materials located in, at, on, or under, or in the vicinity of, any such facility or property, or at any other location, in either case that could reasonably be expected to require investigation, removal, remedial, or corrective action by Stel or any of its Subsidiaries or that would reasonably likely result in liability of, or costs in excess of, U.S. $250,000, individually or in the aggregate, to Stel or any of its Subsidiaries under any Environmental Law.

               (viii) (A) Other than cleaning and office supplies normally used in the operation of an office, Hazardous Materials have not been generated, used, treated, handled or stored on, or transported to or from, or released on any Real Property or, any property adjoining any Real Property; (B) Stel and its Subsidiaries have disposed of all wastes, including those wastes containing Hazardous Materials, in compliance with all applicable Environmental Law and Environmental Permits; and (C) neither Stel nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous materials to any location that is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous state or country list or which is the subject of any environmental claim.

               (ix) There has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area containing Hazardous Materials located on any Real Property owned, leased or operated by Stel, any of its Subsidiaries, or respective predecessors in interest during the period of such ownership, lease or operation, and no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on, or under any such facility or property during the period of such ownership lease or operation;

               (x) Stel and its Subsidiaries have taken all actions necessary under applicable requirements of Environmental Law to register any products or materials required to be registered by Stel or any of its Subsidiaries (or any of their respective agents) thereunder.

          (c) After a reasonable investigation made by Stel, Stel has made available to Newbridge all records and files, including, but not limited to, all assessments, reports, studies, audits, analyses, tests and data in possession of Stel and its Subsidiaries concerning the existence of Hazardous Materials at facilities or properties currently or formerly owned, operated, or leased by Stel or any present or former Subsidiary or predecessor in interest, or concerning compliance by Stel and its Subsidiaries with, or liability under, any Environmental Law.

     3.25 Officer's Certificate as to Tax Matters. Stel knows of no reason why it will be unable to deliver to Heller Ehrman White & McAuliffe and Thelen Reid & Priest LLP at the Closing an Officer's Certificate in form sufficient to enable each such counsel to render the opinions required by Section 7.2(d).

     3.26  Affiliates. Stel has delivered to Newbridge in accordance with
Section 5.9 a list identifying all persons who to Stel's knowledge may be deemed to be "affiliates" of Stel for purposes of Rule 145 under the Securities Act ("Affiliates").

     3.27 Finders or Brokers. Except for Ferris, Baker Watts, Incorporated, whose fees have been disclosed to Newbridge, neither Stel nor any of its Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger.

     3.28 Registration Statement; Proxy Statement/Prospectus. The information supplied by Stel for inclusion or incorporation by reference in the Registration Statement (as defined herein) as it relates to Stel, at the time the Registration Statement is declared effective by the SEC shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Stel for inclusion in the proxy statement/prospectus to be sent to the stockholders of Stel in connection with the Stel Special Meeting (such proxy statement/prospectus, as amended and supplemented is referred to herein as the "Proxy Statement/Prospectus"), at the date the Proxy Statement/Prospectus is first mailed to stockholders, at the time of the Stel Special Meeting and at the Effective Time shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to Stel or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement/Prospectus, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Stel.

     3.29 Title to Property. Stel and its Subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Stel Balance Sheet or acquired after the Reference Date, and have valid leasehold interests in all leased properties and assets, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt reflected on the Stel Balance Sheet, (iv) liens recorded pursuant to any Environmental Law or (v) liens which would not, individually or in the aggregate, have a Stel Material Adverse Effect. Schedule
3.29 of the Stel Disclosure Statement identifies each parcel of real property owned or leased by Stel or any of its Subsidiaries.

     3.30 Year 2000 Compliance. All of Stel's products (including products sold to date, products currently being sold or products under development), both individually and when operating in conjunction with all other systems or products with which they are designed to interface, and all computer software and hardware (including microcode, firmware, system and application programs, files, databases, computer services, and microcontrollers, including those embedded in computer and noncomputer equipment) contained in Stel's products (including products sold to date, products currently being sold or products under development) are Year 2000 Compliant. "Year 2000 Compliant" means that such hardware or software will: (a) process date data from at least the years 1900 through 2101 without error or interruption; (b) maintain functionality with respect to the introduction, processing, or output of records containing dates falling on or after January 1, 2000; and (c) be interoperable with other software or hardware which may deliver records to, receive records from, or interact with such hardware or software in the course of conducting the business of Stel, including processing data and manufacturing the products of Stel. All of Stel's internal computer systems are, both individually and in conjunction with all other systems with which they interface, Year 2000 Compliant. Stel has made inquiries of its manufacturers, suppliers and customers and, to its knowledge, Stel is not relying on any third party whose systems are not Year 2000 Compliant. Stel does not have any material expenses or other material liabilities associated with securing Year 2000 Compliance, or making contingency arrangements to address Year 2000 Compliance issues, with respect to Stel's products (including products sold to date, products currently being sold or products under development), internal computer systems or the computer systems or products or services of Stel's manufacturers, suppliers or customers.

                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF NEWBRIDGE AND MERGER SUB

     Newbridge and Merger Sub make to Stel the representations and warranties contained in this Article IV, in each case subject to the exceptions set forth in the disclosure statement, dated as of the date hereof, delivered by Newbridge to Stel in connection with the execution of this Agreement (the "Newbridge Disclosure Statement"). The Newbridge Disclosure Statement shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article IV, and the disclosure in any schedule of the Newbridge Disclosure Statement shall qualify only the corresponding Section of this Article IV.

     4.1   Organization, Etc.

           (a) Each of Newbridge, its material subsidiaries listed on Section 4.1(a) of the Newbridge Disclosure Statement (the "Newbridge Material Subsidiaries") and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Newbridge and the Newbridge Material Subsidiary are each duly qualified as a foreign Person to do business, and are each in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually and in the aggregate, have an Newbridge Material Adverse Effect. None of Newbridge or any Newbridge Material Subsidiary is in violation of any provision of its certificate of incorporation, bylaws or any other charter document. For the purposes of this Agreement, "Newbridge Material Adverse Effect" means any change, event or effect that is materially adverse to the general affairs, business, operations, assets, condition (financial or otherwise) or results of operations of Newbridge and the Newbridge Material Subsidiaries taken as a whole.

           (b) Neither Newbridge, the Newbridge Material Subsidiaries nor Merger Sub is in violation of any provision of its certificate of incorporation, bylaws or other charter documents.

     4.2 Authority Relative to This Agreement. Each of Newbridge and Merger Sub has full corporate power and authority to execute and deliver this Agreement, the Stock Option Agreement and the Technology Option Agreement, as applicable, and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Stock Option Agreement and the Technology Option Agreement, and the consummation of the Merger and the other transactions contemplated hereby and thereby, have been duly and validly authorized by the board of directors of each of Newbridge and Merger Sub, as applicable, and no other corporate proceedings on the part of either Newbridge or Merger Sub are necessary to authorize this Agreement, the Stock Option Agreement or the Technology Option Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. Each of this Agreement, the Stock Option Agreement and the Technology Option Agreement has been duly and validly executed and delivered by Newbridge and Merger Sub, as applicable, and, assuming due authorization, execution and delivery by Stel, constitutes a valid and binding agreement of each of Newbridge and Merger Sub as applicable, enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     4.3 No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any Government Entity is necessary on the part of either Newbridge or Merger Sub for the consummation by Newbridge or Merger Sub of the Merger or the other transactions contemplated hereby, and by the Stock Option Agreement and the Technology Option Agreement, except for (i) the filing of the Certificate of Merger as required by Delaware Law, (ii) the filing with the SEC and the effectiveness of the Registration Statement, (iii) the applicable requirements of the Exchange Act, state or Canadian provincial securities or "blue sky" laws, state takeover laws and the listing requirements of the NYSE and the Toronto Stock Exchange, (iv) any filings required under and in compliance with the HSR Act, and (v) the voluntary notice under the Exon-Florio Amendment. Neither the execution and delivery of this Agreement, the Stock Option Agreement and the Technology Option Agreement, nor the consummation of the Merger or the other transactions contemplated hereby or thereby, nor compliance by Newbridge and Merger Sub with all of the provisions hereof and thereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or other charter documents of Newbridge or any Newbridge Material Subsidiary, (ii) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to Newbridge, any Newbridge Material Subsidiary or by which any of their properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Newbridge or any Newbridge Material Subsidiary is a party or by which any of them or any of their properties or assets may be bound.

     4.4 Capitalization. The authorized capital stock of Newbridge consists of an unlimited number of Common Shares, of which there were 180,427,602 shares issued and outstanding as of June 17, 1999, and an unlimited number of participating Preferred Shares, of which no shares are issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $.01 par value, 1,000 of which, as of the date hereof, are issued and outstanding and are held by Newbridge. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose. All outstanding shares of Newbridge Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the certificate of incorporation or bylaws of Newbridge or any agreement to which Newbridge is a party or by which it is bound.

     4.5 Registration Statement; Proxy Statement/Prospectus. The information supplied by Newbridge for inclusion or incorporation by reference in the Registration Statement as it relates to Newbridge or Merger Sub, at the time the Registration Statement is declared effective, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event with respect to Newbridge or any Newbridge Material Subsidiary shall occur which is required to be described in the Registration Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of Stel.

     4.6 SEC Filings. Newbridge has filed with the SEC all required forms, reports, registration statements and documents required to be filed by it with the SEC (collectively, all such forms, reports, registration statements and documents filed after May 1, 1996 are referred to herein as the "Newbridge SEC Reports"), all of which complied as to form when filed in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be. Accurate and complete copies of the Newbridge SEC reports have been made available to Stel. As of their respective dates the Newbridge SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.7 Compliance with Laws. Neither Newbridge nor any Newbridge Material Subsidiary has violated or failed to comply with any statute, law, ordinance, rule or regulation (including, without limitation, relating to the export or import of goods or technology) of any foreign, federal, state or local government or any other governmental department or agency, except where any such violations or failures to comply would not, individually or in the aggregate, have a Newbridge Material Adverse Effect. Newbridge and the Newbridge Material Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted and as proposed to be conducted, except for those the absence of which would not, individually or in the aggregate, have an Newbridge Material Adverse Effect.

     4.8 Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Newbridge SEC Reports (the "Newbridge Financial Statements"), (a) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (b) fairly presented the consolidated financial position of Newbridge and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Newbridge, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Newbridge contained in Newbridge's Form 10-K for the fiscal year ended May 2, 1999 is hereinafter referred to as the "Newbridge Balance Sheet."

     4.9 Absence of Undisclosed Liabilities. Neither Newbridge nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) other than (i) liabilities included in the Newbridge Balance Sheet and the related notes to the financial statements, (ii) normal or recurring liabilities incurred since May 2, 1999 in the ordinary course of business consistent with past practice, which, individually or in the aggregate, are not or would not be reasonably likely to have, an Newbridge Material Adverse Effect and (iii) liabilities under this Agreement, the Stock Option Agreement and the Technology Option Agreement.

     4.10 Absence of Changes or Events. Except as contemplated by this Agreement, between May 2, 1999, and the date of this Agreement, no Newbridge Material Adverse Effect has occurred.

     4.11  Litigation.

           (a) Except as set forth in the Newbridge SEC Reports, there is no Action pending or, to the knowledge of Newbridge, threatened against Newbridge or any of its Subsidiaries, or any of their respective officers and directors (in their capacities as such), or involving any of their assets, before any court, or governmental or regulatory authority or body, or arbitration tribunal, except for those Actions which, individually or in the aggregate, would not have an Newbridge Material Adverse Effect. There is no Action pending or, to the knowledge of Newbridge, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions anticipated by this Agreement.

           (b) There is no outstanding judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal in a proceeding to which Newbridge, any Newbridge Material Subsidiary or any of their assets is a party, or by which Newbridge, any Newbridge Material Subsidiary or any of their assets is bound.

                                   ARTICLE V

                                   COVENANTS


     5.1 Conduct of Business During Interim Period. Except as contemplated or required by this Agreement or as expressly consented to in writing by Newbridge, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, each of Stel and its Subsidiaries will (i) conduct its operations according to its ordinary and usual course of business consistent with past practice, (ii) use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees in each business function and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it, and
(iii) not take any action which would adversely affect its ability to consummate the Merger or the other transactions contemplated by this Agreement, the Stock Option Agreement or the Technology Option Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the earlier of the termination of this Agreement or Effective Time neither Stel nor any of its Subsidiaries will, without the prior written consent of Newbridge, directly or indirectly, do any of the following:

           (a) enter into, violate, amend or otherwise modify or waive any of the terms of, (i) any license or partnership, joint venture, or other agreement relating to the joint development or transfer of technology or Stel IP Rights; or (ii) any other agreements, commitments or contracts, except in the ordinary course of business and consistent with past practice;

           (b) (i) with respect to Stel's wireless broadband and satellite personal communications products, accept any new or incremental work orders from customers or enter into any new contractual obligations with customers other than Newbridge and, (ii) with respect to Stel's telcom component products, agree to undertake research and development work for any third party with a term extending beyond May 31, 2000;

           (c) authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other person with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities, any material change in capitalization, or any partnership, association, joint venture, joint development, technology transfer, or other material business alliance;

           (d) fail to renew any insurance policy naming it as a beneficiary or a loss payee, or take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially altered, except in the ordinary course of business and consistent with past practice and following written notice to Newbridge;

           (e) maintain its books and records in a manner other than in the ordinary course of business and consistent with past practice;

           (f) enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business and consistent with past practice;

           (g) institute any change in its accounting methods, principles or practices other than as required by GAAP, or the rules and regulations promulgated by the SEC, or revalue any of its respective assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivables;

           (h) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business and consistent with past practice, or collect, or accelerate the collection of, any amounts owed (including accounts receivable) other than the collection in the ordinary course of business;

           (i)  split, combine or reclassify any shares of its capital stock;

           (j) issue any capital stock or other options, warrants or rights to purchase or securities, except that Stel may (i) issue capital stock upon the exercise of options, warrants or rights outstanding as of the date of this Agreement and (ii) accelerate those Stel Options that are not to be assumed or substituted with equivalent options or other economic benefits by Newbridge or by the purchasers of Stel's Non-core Assets;

           (k) waive, release, assign, settle or compromise any material claim or litigation, or commence a lawsuit other than (i) for the routine collection of bills, (ii) the settlement of the litigation with Cabletron Systems, Inc.,
(iii) in such cases where Stel determines in good faith that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that Stel consults with Newbridge prior to the filing of such a suit, or (iv) for a breach of this Agreement;

           (l) in respect of any Taxes, make or change any material election change any accounting method, enter into any closing agreement, settle any material claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment except as required by applicable law;

           (m) take or agree to take, any of the actions described in Section 3.10, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

     5.2   No Solicitation.

           (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII, Stel and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates, agents or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined in

Section 5.2(c)), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal,
(iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined in Section 5.2(c)). Notwithstanding anything to the contrary contained in this Section 5.2 or in any other provision of this Agreement, Stel and its board of directors (i) may participate in discussions or negotiations with or furnish non-public information to any third party that has made an unsolicited Acquisition Proposal (a "Potential Acquiror") and/or (ii) subject to the provisions of Section 5.4(c), may approve or accept an unsolicited Acquisition Proposal, in each case only if the board of directors of Stel determines in good faith (A) after receiving written advice from its financial advisor, that such Acquisition Proposal is a Superior Proposal (as defined in Section 5.2(d) hereof), and (B) following consultation with outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve or accept an Acquisition Proposal would violate the board's fiduciary duties under applicable law. Stel may not furnish any non-public information to a Potential Acquiror unless it is furnished pursuant to a confidentiality agreement containing provisions at least as favorable to Stel as the confidentiality provisions of the Confidentiality Agreement (as defined in Section 5.3) and is simultaneously provided to Newbridge. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.2(a) by any officer, director or employee of Stel or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of Stel or any of its Subsidiaries shall be deemed to be a breach of this Section 5.2(a) by Stel.

           (b) In addition to the obligations of Stel set forth in Section 5.2(a), Stel as promptly as practicable, and in any event within 24 hours, shall advise Newbridge orally and in writing of any Acquisition Proposal or any request for non-public information or inquiry which Stel reasonably believes would lead to an Acquisition Proposal or to any Acquisition Transaction, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry. Stel will keep Newbridge informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry.

           (c) For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal made by a Third Party (as defined below) relating to any Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean any transaction or series of related transactions involving: (i) any purchase from Stel or acquisition by any Person (or any group of Persons acting in concert for the specific purpose of allowing Stel to evade the provisions of this Section 5.2) other than Newbridge, Stel or Merger Sub or any affiliate thereof (a "Third Party") of 15% or more of the total interest in the total outstanding voting securities of Stel or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Third Person (or its shareholder) beneficially owning 15% or more of the total outstanding voting securities of Stel or any of its Subsidiaries; (ii) any merger, consolidation, business combination or similar transaction involving Stel or any of its Subsidiaries; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of a material portion of the assets of Stel (excluding the Non-core Assets); (iv) any liquidation or dissolution of Stel; or (v) the acquisition by a Third Party (or potential acquisition upon the completion of a transaction or series of related transactions) of control of the board of directors of Stel or the election or appointment of nominees of a Third Party (or the ability of a Third Party to elect or appoint its nominees) to a majority of the seats on the board of directors of Stel.

           (d) The term "Superior Proposal" means any bona fide Acquisition Proposal, made in writing and not initiated, solicited or encouraged in violation of Section 5.2(a) of this Agreement, on terms which the board of directors of Stel determines in good faith to be more favorable to Stel and its stockholders or to its stockholders than the Merger (after receiving the written advice from Stel's financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Merger), for which financing, to the extent required, is then committed or which, in the good faith judgment of the board of directors of Stel, after receiving written advice from its financial advisor, is reasonably capable of being financed by the Potential Acquiror.

     5.3 Access to Information. From the date of this Agreement until the Effective Time, Stel will afford Newbridge and its authorized representatives (including counsel, environmental and other consultants, accountants, auditors and agents) full access during normal business hours and upon reasonable notice to all of its facilities, personnel and operations and to all books and records of it and its Subsidiaries, will permit Newbridge and its authorized representatives to conduct inspections as they may reasonably request and will instruct its officers and those of its Subsidiaries to furnish such persons with such financial and operating data and other information with respect to its business and properties as they may from time to time request, subject to the restrictions set forth in the Confidentiality Agreement (as defined below). Newbridge and Merger Sub agree that each of them will treat any such information in accordance with the Confidentiality Agreement, effective as of March 1, 1999, between Newbridge and Stel (the "Confidentiality Agreement"), which Confidentiality Agreement, except for the standstill provisions, shall remain in full force and effect in accordance with its terms.

     5.4   Special Meeting; Registration Statement; Board Recommendation.

           (a) Promptly after the date hereof, Stel will take all action necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to convene a meeting of Stel's stockholders to consider adoption and approval of this Agreement and approval of the Merger (the "Stel Special Meeting") to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement. Subject to Section 5.4(c), Stel will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Stel may adjourn or postpone the Stel Special Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to Stel's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Stel Special Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Stel Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stel Special Meeting. Stel shall ensure that the Stel Special Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Stel in connection with the Stel Special Meeting are solicited, in compliance with the Delaware Law, Stel's certificate of incorporation and bylaws, the rules of Nasdaq and all other applicable legal requirements. Stel's obligation to call, give notice of, convene and hold the Stel Special Meeting in accordance with this Section 5.4(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Stel of any Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the board of directors of Stel with respect to the Merger and/or this Agreement.

           (b) Subject to Section 5.4(c), (i) the board of directors of Stel shall unanimously recommend that Stel's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Stel Special Meeting;
(ii) Stel shall cause the Prospectus/Proxy Statement to include a statement to the effect that the board of directors of Stel has unanimously recommended that Stel's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Stel Special Meeting; and (iii) neither the board of directors of Stel nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Newbridge, the unanimous recommendation of the board of directors of Stel that Stel's stockholders vote in favor of and adopt and approve this Agreement and the Merger. For purposes of this Agreement, said recommendation of the board of directors shall be deemed to have been modified in a manner adverse to Newbridge if said recommendation shall no longer be unanimous, provided that, for all purposes of this

Agreement, an action by any board of directors or committee thereof shall be unanimous if each member of such board of directors or committee has approved such action other than (i) any such member who has appropriately abstained from voting on such matter because of an actual or potential conflict of interest and
(ii) any such member who is unable to vote in connection with such action as a result of death or disability.

           (c) Nothing in Section 5.4(b) shall prevent the board of directors of Stel from withholding, withdrawing, amending or modifying its unanimous recommendation that Stel stockholders vote in favor of and adopt and approve this Agreement and approve the Merger if (i) a Superior Proposal is made to Stel and is not withdrawn, (ii) Stel shall have provided written notice to Newbridge (a "Notice of Superior Proposal") advising Newbridge that Stel has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person or entity making such Superior Proposal,
(iii) Newbridge shall not have, within five business days of Newbridge's receipt of the Notice of Superior Proposal, made an offer that the board of directors of Stel by a majority vote determines in its good faith judgment (based on the written advice of its financial advisor) to be at least as favorable to Stel's stockholders as such Superior Proposal (it being agreed that the board of directors of Stel shall convene a meeting to consider any such offer by Newbridge promptly following the receipt thereof), (iv) after such board meeting, the board of directors of Stel shall have concluded in good faith, after consultation with its outside counsel, that, in light of such Superior Proposal, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the board of directors of Stel to comply with its fiduciary obligations to Stel's stockholders under applicable law and
(v) Stel shall not have violated any of the restrictions set forth in Section
5.2 or this Section 5.4(c). Subject to applicable laws, nothing contained in this Section 5.4(c) shall limit Stel's obligation to hold and convene the Stel Special Meeting (regardless of whether the unanimous recommendation of the board of directors of Stel shall have been withheld, withdrawn, amended or modified). If the Stel board has withheld, withdrawn, amended or modified its recommendation as provided in this Section 5.4(c), Stel shall not be required to solicit proxies from its stockholders to vote in favor of and approve and adopt this Agreement and the Merger; provided that Stel shall use its commercially reasonable efforts to solicit a sufficient number of proxies (without regard to the manner in which votes are cast by those proxies) to ensure the presence of a quorum of stockholders at the Stel Special Meeting .

           (d) Nothing contained in this Agreement shall prohibit Stel or its board of directors from complying with the requirements of Rules 14d-9 and 14e-2
(a) promulgated under the Exchange Act.

           (e) As promptly as practicable after the execution of this Agreement, Stel and Newbridge shall mutually prepare, and Stel shall file with the SEC, a preliminary form of the Proxy Statement/Prospectus. As promptly as practicable following receipt of SEC comments on such preliminary Proxy Statement/Prospectus, Newbridge and Stel shall mutually prepare a response to such comments. Upon resolution of all comments, Newbridge shall file the Registration Statement with the SEC. Newbridge and Stel shall use all commercially reasonable efforts to have the preliminary Proxy Statement/Prospectus cleared by the SEC and the Registration Statement declared effective by the SEC as promptly as practicable. Newbridge shall also take any action required to be taken under applicable state blue sky or securities laws in connection with Newbridge Common Stock to be issued in exchange for the shares of Stel Common Stock. Newbridge and Stel shall promptly furnish to each other all information, and take such other actions (including without limitation using all commercially reasonable efforts to provide any required consents of their respective independent auditors), as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences of this Section 5.4(e). Whenever any party learns of the occurrence of any event which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any other filing made pursuant to this Section 5.4(e), Newbridge or Stel, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff and/or mailing to stockholders of Stel such amendment or supplement.

     5.5 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, Newbridge, Merger Sub and Stel shall use all commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (a) promptly filing Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and responding as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation, (b) promptly filing a notification with the Committee on Foreign Investment in the United States ("CFIUS") under the Exon-Florio Amendment and responding as promptly as practicable to any inquiries received from CFIUS for additional information or documentation, including, without limitation, taking such actions as may be required by the U.S. Department of Defense to mitigate foreign ownership, control or influence with respect to the performance of classified Government Contracts; (c) obtaining all necessary governmental and private party consents, approvals or waivers, and (d) lifting any legal bar to the Merger and the exercise of the option granted in the Stock Option Agreement. Newbridge shall cause Merger Sub to perform all of its obligations under this Agreement and shall not take any action which would cause Stel to fail to perform its obligations hereunder. Stel shall not take any action which would cause Newbridge or Merger Sub to fail to perform their obligations hereunder.

     5.6 Public Announcements. Before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated hereby, Newbridge, Merger Sub and Stel agree to consult with each other as to its form and substance, and agree not to issue any such press release or general communication to employees or make any public statement prior to obtaining the consent of the other (which shall not be unreasonably withheld or delayed), except as may be required by applicable law or by the rules and regulations of or listing agreement with the NYSE, the Nasdaq, The Toronto Stock Exchange or as may otherwise be required by of the NYSE, Nasdaq, the SEC or Canadian securities authorities.

     5.7 Notification of Certain Matters. Each of Stel and Newbridge shall promptly notify the other party of the occurrence or non-occurrence of any event the respective occurrence or non-occurrence of which would be likely to cause any condition to the obligations of the notifying party to effect the Merger not to be fulfilled. Each of Stel and Newbridge shall also give prompt notice to the other of any communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or other transactions contemplated hereby.

     5.8   Indemnification.

           (a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Newbridge shall cause the Surviving Corporation to fulfill and honor, the provisions with respect to indemnification set forth in the certificate of incorporation and bylaws of Stel as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors and officers of Stel, unless such modification is required by law.

           (b) After the Effective Time the Surviving Corporation, to the fullest extent permitted under applicable law or under the Surviving Corporation's certificate of incorporation or bylaws, shall hold harmless, (i) each present director or officer of Stel and each of its Subsidiaries, and (ii) each person identified on Schedule 5.8(b) as presently serving at the request of Stel or any Subsidiary of Stel as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent arising out of or pertaining to any action or omission in his or her capacity as a director or officer of Stel arising out of or pertaining to the transactions contemplated by this Agreement for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time must be reasonably satisfactory to Newbridge, (ii) after the Effective Time, Newbridge shall cause the

Surviving Corporation to pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) Newbridge shall cause the Surviving Corporation to cooperate in the defense of any such matter; provided, however, that neither Newbridge nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims; and provided, further, that nothing in this Section 5.8 shall impair any rights or obligations of any present or former directors or officers of Stel. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. In the event Newbridge or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.8, proper provision shall be made so that the successors and assigns of Newbridge and the Surviving Corporation assume the obligations of such party set forth in this
Section 5.8 and none of the actions described in clause (i) or (ii) shall be taken until such provision is made.

           (c) For a period of six years after the Effective Time, Newbridge shall or shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Stel's directors' and officers' liability insurance policy on terms comparable to those applicable under the policy of directors' and officers' liability insurance currently maintained by Stel; provided, however, that in no event shall Newbridge or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by Stel for such coverage, and that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated instead to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

           (d) Newbridge shall cause the Surviving Corporation to perform its obligations under this Section 5.8 and shall, in addition, guarantee, as co-obligor with the Surviving Corporation, the performance of such obligations by the Surviving Corporation.

     5.9 Affiliate Agreements. Concurrently with the execution and delivery hereof, Stel shall deliver to Newbridge a list (reasonably satisfactory to counsel for Newbridge), setting forth the names of all Persons who are expected to be, at the Effective Time, in Stel's reasonable judgment, "affiliates" of Stel as that term is used in paragraphs (c) and

(d) of Rule 145 under the Securities Act (the "Stel Affiliates"). Stel shall furnish such information and documents as Newbridge may reasonably request for the purpose of reviewing such list. Stel shall use commercially reasonable efforts to deliver a written agreement in substantially the form of Exhibit F hereto (a "Stel Affiliate Agreement") executed by each Person identified as a Stel Affiliate in the list furnished pursuant to this Section 5.9 within ten days of the execution of this Agreement. Stel shall deliver to Newbridge an updated list reflecting any change in the identity of the Stel Affiliates within five days of Stel's having knowledge of such change. In the event additional Persons become Stel Affiliates after the date hereof, Stel shall use commercially reasonable efforts to cause each such Person to deliver to Newbridge a written agreement in substantially the form of Exhibit F hereto with each such Person within ten days after Stel has knowledge such Person has become a Stel Affiliate.

     5.10 Listings. Newbridge shall use commercially reasonable efforts to list on the NYSE, upon official notice of issuance, the shares of Newbridge Common Stock to be issued in connection with the Merger. Newbridge shall use commercially reasonable efforts to list on the Toronto Stock Exchange, subject to the satisfaction of customary conditions, the shares of Newbridge Common Stock to be issued in connection with the Merger.

     5.11 Resignation of Directors and Officers. Prior to the Effective Time, Stel shall deliver to Newbridge the resignations of such directors and officers of Stel and its Subsidiaries as Newbridge shall specify at least ten business days prior to the Closing, effective at the Effective Time.

     5.12 Form S-8. No later than ten business days after the Effective Time, Newbridge shall file with the SEC a Registration Statement, on Form S-8 or other appropriate form under the Securities Act to register Newbridge Common Stock issuable upon exercise of the Newbridge Exchange Options. Newbridge shall use commercially reasonable efforts to cause such Registration Statement to remain effective until the exercise or expiration of such options.

     5.13  SEC Filings.

           (a) Stel will deliver promptly to Newbridge true and complete copies of each report, registration statement or statement mailed by it to its security holders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports, including the consolidated financial statements included therein, and statements (excluding any information therein provided by Newbridge or Merger Sub, as to which Stel makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in such reports, (i) shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) shall fairly present the consolidated financial position of Stel and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

           (b) Newbridge will deliver promptly to Stel true and complete copies of each filed by it with the SEC subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports, including the consolidated financial statements included therein, and statements (excluding any information therein provided by Stel, as to which Newbridge makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in such reports (i) shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) shall fairly present the consolidated financial position of Newbridge and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

     5.14 Employee Matters. Newbridge agrees to make severance payments to persons who are Stel employees immediately prior to the Effective Time and who are terminated on or within 90 days of the Effective Time and to pay to employees of Stel as of the Effective Time the other benefits as set forth in
Schedule 5.14.

     5.15 Termination of Stel Purchase Plan. Stel, acting through its board of directors, shall take all action necessary to discontinue the Stel Purchase Plan effective upon purchase of Stel Common Stock for the Participation Period ending September 30, 1999.

     5.16 Stock Option Agreement. Stel agrees not to take any action that would impede, bar, restrict or otherwise interfere in any manner with Newbridge's rights under the Stock Option Agreement.

     5.17 Technology Option Agreement. Stel agrees not to take any action that would impede, bar, restrict or otherwise interfere in any manner with Newbridge's rights under the Technology Option Agreement.

     5.18 Non-core Asset Sale. Stel shall use its best efforts to cause the sale or sales (the "Non-core Asset Sale") of all assets (or the shares of the legal entity or entities to which they belong) of all Stel's current operating divisions other than its wireless broadband products division, its telecom component products division and its satellite personal communications division (the "Non-core Assets") for an aggregate purchase price which will result in after-tax net cash proceeds of not less than U.S. $102,000,000. Newbridge agrees that the Non-core Asset Sale may include net cash generated by the Non-core Assets subsequent to March 31, 1999. Stel agrees that it will inform Newbridge of any proposals, discussions or negotiations concerning the sale of such divisions and that it will include Newbridge and Newbridge's advisors, including CIBC World Markets, in all such discussions and negotiations regarding the Non-core Asset Sale. Newbridge and Stel agree to use commercially reasonable efforts to maximize the Non-core Asset Sale Proceeds.

     5.19 Assumption of Options. The parties will use all commercially reasonable efforts to obtain the agreement of purchasers of the Non-core Assets to assume or substitute equivalent options or other economic benefits for the unvested Stel Options that would not qualify for accelerated vesting pursuant to Stel's Stock Option Plan as of the Effective Time held by Stel employees to be hired by such purchasers.

     5.20 Transitional Contract-Manufacturing Arrangement. Stel and Newbridge will use all commercially reasonable efforts to enter into a transitional contract manufacturing arrangement with the contract manufacturing facility that will be sold as part of the Non-core Asset Sale.

     5.21 Stel IP Rights. Stel will use all commercially reasonable efforts to amend any agreements giving any Third Party rights to Stel IP Rights as a result of the execution and delivery of this Agreement, the Stock Option Agreement, the Technology Option Agreement or the consummation of the Merger and the other transactions contemplated hereby or thereby.

     5.22 Appraisal Rights. Stel and Newbridge will take all necessary and appropriate action to enable the holders of Stel Common Stock to exercise appraisal rights, if available, under Section 262 of the Delaware Law and otherwise to comply with the terms of such statute.

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

                                   ARTICLE VI

                  CONDITIONS TO THE OBLIGATIONS OF EACH PARTY

     The respective obligations of each party to this Agreement to effect the Merger shall be subject to the fulfillment on or before the Effective Time of each of the following conditions, any one or more of which may be waived in writing by all the parties hereto:


     6.1 Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

     6.2 Stockholder Approval. The approval of the holders representing a majority of the outstanding shares of Stel Common Stock for adoption of the Merger Agreement and approval of the Merger shall have been obtained at the Stel Special Meeting or any adjournment or postponement thereof.

     6.3 Listing of Additional Shares. The Newbridge Common Stock issuable in connection with the Merger shall have been approved for listing subject to official notice of issuance on the NYSE and shall have been approved for listing subject to the satisfaction of customary conditions on the Toronto Stock Exchange.

     6.4 Government Clearances. The waiting periods applicable to consummation of the Merger under the HSR Act and Exon-Florio Amendment shall have expired or been terminated. Other than the filing of the Certificate of Merger which shall be accomplished as provided in Section 1.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Government Entity the failure of which to obtain or comply with prior to the Effective Time would be reasonably likely to have a Stel Material Adverse Effect or a Newbridge Material Adverse Effect shall have been obtained or filed.

     6.5 Statute or Decree. No writ, order, temporary restraining order, preliminary injunction or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority, which remains in effect, and prohibits the consummation of the Merger or otherwise makes it illegal, nor shall any governmental agency have instituted any action, suit or proceeding which remains pending and which seeks, and which is reasonably likely, to enjoin, restrain or prohibit the consummation of the Merger in accordance with the terms of this Agreement.

                                  ARTICLE VII

              CONDITIONS TO THE OBLIGATIONS OF STEL AND NEWBRIDGE


     7.1 Additional Conditions To The Obligations Of Stel. The obligations of Stel to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Stel:

           (a) The representations and warranties of Newbridge and Merger Sub contained in this Agreement (without regard to any materiality exceptions or provisions therein) shall be true and correct, in all material respects, as of the Effective Time, with the same force and effect as if made at the Effective Time, except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and (iii) for such inaccuracies as, in the aggregate, would not reasonably be expected to have a Newbridge Material Adverse Effect.

           (b) Newbridge and Merger Sub shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Dat e.

           (c) Newbridge and Merger Sub shall have furnished certificates of their respective officers to evidence compliance with the conditions set forth in Sections 7.1(a) and (b) of this Agreement.

           (d) Stel shall have received an opinion of Thelen Reid & Priest LLP, counsel to Stel, dated as of the Closing Date, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Newbridge, Merger Sub and Stel will be a party to such reorganization within the meaning of Section 368(b) of the Code; and (iii) except with respect to cash received in lieu of fractional share interests in Newbridge Common Stock, no gain or loss will be recognized, for United States federal income tax purposes, by a stockholder of Stel as a result of the Merger with respect to the shares of Stel Common Stock converted into Newbridge Common Stock.

           (e) If the Non-core Asset Sale has not closed on or prior to the Effective Time, Newbridge and the Rights Agent (as defined in the CVR Agreement) shall have executed the CVR Agreement substantially in the form attached hereto as Exhibit E.
   ---------

     7.2 Additional Conditions To The Obligations Of Newbridge And Merger Sub. The obligations of Newbridge and Merger Sub to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Newbridge:

           (a) The representations and warranties of Stel contained in this Agreement (without regard to any materiality exceptions or provisions therein) shall be true and correct, in all material respects, as of the Effective Time, with the same force and effect as if made at the Effective Time, except, (i) for changes related to the balance sheets or assets of the Non-core Assets, (ii) for changes in the prospects of Stel's constellation project, (iii) for other changes specifically permitted by the terms of this Agreement, (iv) that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and (v) for such inaccuracies as, in the aggregate, would not have a Stel Material Adverse Effect .

           (b) Stel shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

           (c) Stel shall have furnished certificates of its officers to evidence compliance with the conditions set forth in Sections 7.2(a) and (b) of this Agreement.

           (d) Newbridge and Merger Sub shall have received an opinion of Heller Ehrman White & McAuliffe, counsel to Newbridge and Merger Sub, dated as of the Closing Date, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;
(ii) each of Newbridge, Merger Sub and Stel will be a party to such reorganization within the meaning of Section 368(b) of the Code; and (iii) except with respect to cash received in lieu of fractional share interests in Newbridge Common Stock, no gain or loss will be recognized, for United States federal income tax purposes, by a stockholder of Stel as a result of the Merger with respect to the shares of Stel Common Stock converted into Newbridge Common Stock.

           (e) Any consents, approvals, notifications, disclosures, and filings and registrations listed in Schedule 3.3 of the Stel Disclosure Statement shall have been obtained or made.

           (f) Stel shall have entered into binding agreements reasonably acceptable to Newbridge with respect to the Non-core Asset Sale for an aggregate purchase price which will result in after-tax net cash proceeds to Stel of not less than U.S. $102,000,000.

           (g) Stel shall have delivered to Newbridge a statement that the interest in Stel is not a United States real property interest as contemplated by Section 1.1445-2(c)(3) of the regulations promulgated under the Code.

           (h) Stel shall have entered into employment agreements or achieved retention arrangements which are satisfactory to Newbridge with Stel employees listed on Schedule 7.1(h).

           (i) Stel shall have delivered to Newbridge the resignations of such directors and officers of Stel and its Subsidiaries as Newbridge shall specify at least ten days prior to the Closing, effective at the Effective Time.

           (j) The aggregate number of shares of Stel Common Stock demanding or purporting to demand appraisal rights under Section 262 of the Delaware Law shall not exceed 10% of the outstanding shares of Stel Common Stock immediately prior to the Effective Time.

           (k) There shall not have occurred, since the date hereof, any Stel Material Adverse Effect, except for the occurrence of conditions specifically excepted in clauses (i) and (ii) of Section 7.2(a) hereof.

                                  ARTICLE VIII

                                  TERMINATION


     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of Stel:

           (a) by mutual written consent duly authorized by the boards of directors of Newbridge, Stel and Merger Sub;

           (b) by either Stel or Newbridge if the Merger shall not have been consummated by January 31, 2000 (the "End Date"), which date may be extended by mutual consent of the parties hereto; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has proximately contributed to the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

           (c) by either Stel or Newbridge if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or
(ii) a court of competent jurisdiction or other Government Entity shall have issued an order, decree, ruling or injunction, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger substantially on the terms contemplated hereby, and such order, decree, ruling, injunction or other action shall have become final and non-appealable; provided, that a party shall not be permitted to
--------
terminate this Agreement pursuant to this Section 8.1(c) unless such party shall have used its reasonable efforts to remove such order, decree, ruling or injunction;

           (d) by either Stel or Newbridge if the required approval of the stockholders of Stel contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Stel stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Stel where (i) Stel shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to obtain such stockholder approval (it being specifically understood that a withholding, withdrawal, amendment or modification of the board of directors recommendation to Stel stockholders to vote in favor of and approve and adopt this Agreement and approve the Merger in accordance with the conditions of Section 5.4(c) is not a breach of this Agreement) or (ii) such failure was caused by a breach of any Voting Agreement by a party thereto other than Newbridge;

           (e) by Newbridge if a Stel Triggering Event (as defined below) shall have occurred;

           (f) by Stel if (i) the Newbridge Closing Value is less than $24.00 per share, (ii) Newbridge does not exercise the Newbridge Adjustment Option or, if after Newbridge exercises such option, the Exchange Ratio is still less than the quotient obtained by dividing U.S. $30.00 by the Newbridge Closing Value, and (iii) Stel delivers a written termination notice prior to the close of business on the trading day immediately prior to the Stel Special Meeting.

           (g) by Stel, if there exists a breach or breaches of any representation or warranty of Newbridge or Merger Sub contained in this Agreement such that the Closing condition set forth in Section 7.1(a) or Section 7.1(b) would not be satisfied; provided, however, that if such breach or
                               --------  -------
breaches are capable of being cured prior to the Effective Time such that such condition would be satisfied, then Stel shall not be permitted to terminate this Agreement pursuant to this Section 8.3(g) unless Stel shall have delivered to Newbridge written notice of such breach or breaches and such breach or breaches shall not have been so cured within 30 days after delivery to Newbridge of such written notice; provided, further, that Stel shall not be permitted to terminate
                --------  -------
this Agreement pursuant to this Section 8.3(g) if Stel shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused such breach or breaches of Newbridge; or

           (h) by Newbridge, if there exists a breach or breaches of any representation or warranty of Stel contained in this Agreement such that the Closing condition set forth in Section 7.2(a) or 7.2(b) would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time such that such condition would be satisfied, then Newbridge shall not be permitted to terminate this Agreement pursuant to this Section 8.1(h) unless Newbridge shall have delivered to Stel written notice of such breach or breaches and such breach or breaches shall not have been so cured within 30 days after delivery to Stel of such written notice; provided, further that Newbridge shall not be permitted
                        --------  -------
to terminate this Agreement pursuant to this Section 8.2(h) if Newbridge shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused such breach or breaches of Stel.

           (i) For the purposes of this Agreement, a "Stel Triggering Event" shall be deemed to have occurred if: (i) the board of directors of Stel or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Newbridge its unanimous recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger;
(ii) Stel shall have failed to include or maintain in the Prospectus/Proxy Statement the unanimous recommendation of the board of directors of Stel in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the board of directors of Stel shall have failed to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within five days after Newbridge requests in writing that such recommendation be reaffirmed; (iv) the board of directors of Stel or any committee thereof shall have failed to reject any Acquisition Proposal; (v) Stel shall have entered into any letter or intent or similar document or any agreement or commitment contemplating or otherwise relating to an Acquisition Proposal; (vi) subject to Stel's ability to adjourn or postpone a meeting pursuant to the third sentence of Section 5.4(a), Stel shall have failed to hold the Stel Special Meeting as promptly as practicable and in any event (to the extent permissible under applicable law) within 45 days after the declaration of the effectiveness of the Registration Statement; (vii) a tender or exchange offer relating to securities of Stel shall have been commenced by a Person unaffiliated with Newbridge and Stel shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the board of directors of Stel recommends rejection of such tender or exchange offer; or (viii) Stel shall have breached any of its obligations under Section 5.2 of this Agreement.

     8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in the last sentence of Section 5.3, this Section 8.2, Section 8.3, Sections 9.4, 9.5, 9.6, 9.10, 9.11 and 9.12, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, the

Stock Option Agreement or the Technology Option Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     8.3   Fees and Expenses.

           (a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Newbridge and Stel shall share equally all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Prospectus/Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

           (b)   Stel Payments.

                 (i) In the event that this Agreement is terminated by Newbridge pursuant to Section 8.1(e), Stel shall promptly, but in no event later than ten business days after the date of such termination, pay Newbridge a nonrefundable fee equal to U.S. $25 million in immediately available funds (the "Termination Fee").

                 (ii) In the event that this Agreement is terminated by Newbridge or Stel, as applicable, pursuant to Section 8.1 (b) or (d), (A) Stel shall pay Newbridge the Termination Fee only if following the date hereof and prior to the termination of this Agreement, a Third Party has publicly announced an Acquisition Proposal and within 12 months following the termination of this Agreement, Stel executes with a Third Party an agreement providing for an Acquisition Transaction or an Acquisition Transaction has been consummated and
(B) such payment shall be made promptly, but in no event later than ten business days after the execution of such agreement.

                 (iii) In the event that this Agreement is terminated by Newbridge or Stel pursuant to Section 8.1(d) and Stel is not required to pay Newbridge the Termination Fee, Stel shall reimburse Newbridge for all documented expenses incurred by Newbridge in connection with this Agreement, the Stock Option Agreement, the Technology Option Agreement and the transactions contemplated hereby (the "Newbridge Expenses") in immediately available funds not later than ten business days after the first anniversary of the execution of this Agreement.

                 (iv) In the event that this Agreement is terminated by Newbridge pursuant to Section 8.1(h) because the Closing condition set forth in
Section 7.2(b) is not satisfied, Stel shall promptly, but in no event later than ten business days after the date of such termination, reimburse Newbridge for the Newbridge Expenses in immediately available funds.

           (v) Stel acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Newbridge would not enter into this Agreement; accordingly, if Stel fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b), and, in order to obtain such payment, Newbridge makes a claim that results in a judgment against Stel for the amounts set forth in this Section 8.3(b), Stel shall pay to Newbridge its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Newbridge, Merger Sub and Stel at any time prior to the Effective Time; provided, however, that after approval of this Agreement by the stockholders of Stel, no such amendment or modification shall change the amount or form of the consideration to be received by Stel's stockholders in the Merger.

     9.2 Waiver of Compliance; Consents. Any failure of Newbridge or Merger Sub, on the one hand, or Stel, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Stel or Newbridge or Merger Sub, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.2.

     9.3 Survival; Investigations. The respective representations and warranties of Newbridge, Merger Sub and Stel contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto and shall not survive the Effective Time.


     9.4 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice. Any such notice shall be effective upon receipt, if personally delivered or on the next business day following transmittal if sent by confirmed facsimile. Notices, including oral notices, shall be delivered as follows:

                    if to Stel, to:   Stanford Telecommunications, Inc.
                                      1221 Crossman Avenue
                                      P.O. Box 3733
                                      Sunnyvale, California 94089
                                      Telephone: (408) 735-0818
                                      Facsimile: (408) 745-2410
                                      Attention: Gary Wolf

                    with a copy to:   Thelen Reid & Priest LLP
                                      333 West San Carlos Street, 17th Floor
                                      San Jose, California  95110-2701
                                      Telephone:  (408) 292-5800
                                      Facsimile:  (408) 287-8040
                                      Attention: Jay L. Margulies

if to Newbridge, or Merger Sub, to:   Newbridge Networks Corporation
                                      600 March Road, P.O. Box 13600
                                      Kanata, Ontario, Canada K2K 2E6
                                      Telephone: (613) 591-3600
                                      Facsimile: (613) 599-3672
                                      Attention: Peter Nadeau

                    with a copy to:   Heller Ehrman White & McAuliffe
                                      525 University Avenue
                                      Palo Alto, California  94301
                                      Telephone: (650) 324-7000
                                      Facsimile: (650) 324-0638
                                      Attention:  Stephen C. Ferruolo
                                      (Matter #21969-0009)

     9.5 Assignment; Third Party Beneficiaries. Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto, with respect only to Section 5.8, the officers and directors of Stel, or as otherwise expressly provided herein.

     9.6 Governing Law. This Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflicts of laws.

     9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    9.8 Severability. In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

    9.9 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement.

     9.10 Entire Agreement. This Agreement, including the exhibits hereto and the documents and instruments referred to herein, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

     9.11 Definition of "law". When used in this Agreement "law" refers to any applicable law (whether civil, criminal or administrative) including, without limitation, common law, statute, statutory instrument, treaty, regulation, directive, decision, code, order, decree, injunction, resolution or judgment of any government, quasi-government, supranational, federal, state or local government, statutory or regulatory body, court, or agency.

     9.12 Rules of Construction. Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting the agreement.

     IN WITNESS WHEREOF, Newbridge Networks Corporation, Saturn Acquisition Corp. and Stanford Telecommunications, Inc. have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                              NEWBRIDGE NETWORKS CORPORATION


                              By: /s/ Alan G. Lutz
                                  -----------------------------------------
                              Title:  President and Chief Operating Officer
                                      -------------------------------------

                              By: /s/ Peter Nadeau
                                  -----------------------------------------
                              Title:  Vice President and General Counsel
                                      -------------------------------------


                              SATURN ACQUISITION CORP.


                              By:/s/ Peter Nadeau
                                 ------------------------------------------
                              Title:  President, Treasurer and Secretary
                                      -------------------------------------


                              STANFORD TELECOMMUNICATIONS, INC.

                              By: /s/ Val P. Peline
                                  -----------------------------------------
                              Title:  President and Chief Executive Officer
                                      -------------------------------------


                              By: /s/ James J. Spilker, Jr.
                                 ------------------------------------------
                              Title:  Chairman
                                      -------------------------------------

Exhibits
--------

     Exhibit A        Stock Option Agreement

     Exhibit B        Technology Option Agreement

     Exhibit C        Form of Voting Agreement

     Exhibit D        Certificate of Merger

     Exhibit E        Form of CVR Agreement

     Exhibit F        Form of Stel Affiliates Agreement

     Schedule 5.8(b)  Other Indemnified Parties

     Schedule 5.14    Employee Severance

     Schedule 7.1(h)  Employment Agreements

"Accounts Receivable"                                  Section 3.19(a)
"Acquisition Proposal"...............................  Section 5.2(c)
"Acquisition Transaction"............................  Section 5.2(c)
"Action".............................................  Section 3.12(a)
"Affiliates".........................................  Section 3.26
"Antitrust Division".................................  Section 5.5
"CERCLA".............................................  Section 3.24(a)(iii)
"CFIUS"..............................................  Section 5.5
"Certificate of Merger"..............................  Section 1.2
"Closing"............................................  Section 1.2
"Closing Date".......................................  Section 1.2
"COBRA"..............................................  Section 3.15(b)
"Code"...............................................  Recitals
"Confidentiality Agreement"..........................  Section 5.3
"Contingent Value Ratio".............................  Section 2.1(a)(ii)
"Contractor".........................................  Section 3.24(a)(i)
"CVR Agreement"......................................  Section 2(a)(iii)
"CVR Certificates....................................  Section 2(b)
"Delaware Law".......................................  Section 1.1
"Effective Time".....................................  Section 1.2
"End Date"...........................................  Section 8.1(b)
"Employee Benefit Plans".............................  Section 3.23(a)
"Environment"........................................  Section 3.24(a)(ii)
"Environmental Law"..................................  Section 3.24(a)(iii)
"Environmental Permit"...............................  Section 3.24(a)(iv)
"ERISA"..............................................  Section 3.23(a)
"ERISA Affiliate"....................................  Section 3.23(a)
"Exchange Act".......................................  Section 3.3
"Exchange Agent".....................................  Section 2.3(a)
"Exchange Fund"......................................  Section 2.3(c)
"Exchange Ratio".....................................  Section 2.1(a)(i)
"Exon-Florio Amendment"..............................  Section 3.3
"Foreign Plan".......................................  Section 3.23(n)
"FTC"................................................  Section 5.5
"GAAP"...............................................  Section 3.8
"Government Bid".....................................  Section 3.17(a)(ii)
"Government Contract"................................  Section 3.17(a)(iii)
"Government Entity"..................................  Section 3.3
"Government Body"....................................  Section 3.17(a)(i)
"Group Health Plan"..................................  Section 3.23(k)
"Hazardous Material".................................  Section 3.24(a)(v)
"Holder".............................................  Section 2.3(c)
"HSR Act"............................................  Section 3.3

"Indemnified Parties"................................  Section 5.8(b)
"IRS"................................................  Section 3.22(b)(iii)
"law"................................................  Section 9.11
"Legal Requirement"..................................  Section 3.17(a)(iv)
"Maturity Date"......................................  Section 2.1(a)(ii)
"Merger".............................................  Recitals
"Merger Sub".........................................  Preamble
"Merger Sub Common Stock"............................  Section 2.1(d)
"Newbridge"..........................................  Preamble
"Newbridge Adjustment Option"........................  Section 2.1(a)(i)
"Newbridge Balance Sheet"............................  Section 4.8
"Newbridge Certificates".............................  Section 2.1(b)
"Newbridge Closing Value"............................  Section 2.1(a)(i)
"Newbridge Common Stock".............................  Recitals
"Newbridge Disclosure Statement".....................  Article IV
"Newbridge Exchange Options".........................  Section 2.2(a)(iii)
"Newbridge Financial Statements".....................  Section 4.8
"Newbridge Fractional Share Value"...................  Section 2.1(f)
"Newbridge Material Adverse Effect"..................  Section 4.1(a)
"Newbridge Material Subsidiaries.....................  Section 4.1(a)
"Newbridge SEC Reports"..............................  Section 4.6
"Newbridge Stock Certificate"........................  Section 2.1(b)
"Non-core Assets"....................................  Section 5.18
"Non-core Asset Sale"................................  Section 5.18
"Non-core Asset Sale Proceeds".......................  Section 2.1(a)(ii)
"Notice of Superior Proposal"........................  Section 5.4(c)
"Pension Benefit Plans"..............................  Section 3.23(a)
"Person".............................................  Section 2.1(g)
"Potential Acquiror".................................  Section 5.2(a)
"Proxy Statement/Prospectus".........................  Section 3.28
"Real Property"......................................  Section 3.24(b)(iv)
"Reference Date".....................................  Section 3.8
"Registration Statement".............................  Section 3.3
"Returns"............................................  Section 3.22(b)(i)
"Stel"...............................................  Preamble
"Stel Affiliates"....................................  Section 5.9
"Stel Affiliates Agreement"..........................  Section 5.9
"Stel Balance Sheet".................................  Section 3.8
"Stel Certificate"...................................  Section 2.3(c)
"Stel Common Stock"..................................  Recitals
"Stel Contract"......................................  Section 3.14(b)
"Stel Disclosure Statement"..........................  Article III
"Stel Financial Statements"..........................  Section 3.8

"Stel IP Rights".....................................  Section 3.18(a)
"Stel Material Adverse Effect".......................  Section 3.1(a)
"Stel Options".......................................  Section 2.2(a)
"Stel Purchase Plan".................................  Section 2.2(b)
"Stel Rights"........................................  Section 3.4
"Stel Rights Plan"...................................  Section 3.4
"Stel SEC Reports"...................................  Section 3.7(a)
"Stel Special Meeting"...............................  Section 5.4(a)
"Stel Stock Plans"...................................  Section 2.2(a)
"Stel Triggering Event"..............................  Section 8.1(i)
"SEC"................................................  Section 3.7(a)
"Securities Act".....................................  Section 3.7(a)
"Stock Option Agreement".............................  Recitals
"Subsidiary".........................................  Section 2.1(g)
"Superior Proposal"..................................  Section 5.2(d)
"Surviving Corporation"..............................  Section 1.1
"Tax" or "Taxes".....................................  Section 3.22(a)
"Technology Option Agreement"........................  Recitals
"Termination Fee"....................................  Section 8.3(b)(i)
"Third Party"........................................  Section 5.2(c)
"Voting Agreements"..................................  Recitals
"Welfare Benefit Plans"..............................  Section 3.23(a)
"Year 2000 Compliant"................................  Section 3.30